Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

POWERWAVE TECHNOLOGIES, INC.

AND

REMEC, INC.

DATED AS OF MARCH 13, 2005

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of March 13, 2005, is made by and between Powerwave Technologies Inc., a Delaware corporation (“Purchaser Parent”) and any direct or indirect subsidiary of Purchaser Parent to which Purchaser Parent may assign, in whole or in part, its rights and obligations hereunder pursuant to Section 11.3 below (each, a “Purchaser Subsidiary” and, together with the Purchaser Parent, the “Purchasers”), on the one hand, and REMEC, Inc., a California corporation (the “Seller Parent”). Certain capitalized terms used herein are defined in Article I below.

RECITALS

WHEREAS, Seller Parent and the Seller Subsidiaries (collectively, the “Sellers”) are in the business of designing, manufacturing and selling proprietary radio frequency power amplifiers, filters, tower mounted amplifiers and network enhancement products and services (the “Business”); and

WHEREAS, subject to the terms and conditions of this Agreement, the Purchasers desire to purchase and the Sellers desire to sell and transfer to Purchasers, substantially all of the assets, operations and business that constitute and which are related to and used in connection with the Business and in conjunction therewith, Purchasers desire to assume certain obligations and liabilities associated with the assets so purchased.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, and covenants which are to be made and performed by the respective Parties, the Parties hereby agree as follows:

ARTICLE I — DEFINITIONS

Section 1.1. Definitions. When used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, or otherwise.

“Affiliate Transaction” shall have the meaning set forth in Section 6.23.

“Affiliated Group” means any affiliated group as defined in Code Section 1504 that has filed a consolidated return for federal income tax purposes (or any similar group under state, local, or foreign law).

“Agreement” means this Asset Purchase Agreement, including all exhibits and schedules hereto, as it may be amended from time to time in accordance with its terms.

“Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state, provincial, municipal or local statute, law, ordinance, rule, regulation or other pronouncement of any Governmental Entity having the effect of law applicable to such Person.

“Applicable Limitation Date” shall have the meaning set forth in Section 9.1.

“Assigned Contracts” shall have the meaning set forth in Section 2.1(a).

“Assumed Obligations” shall have the meaning set forth in Section 3.5.

“Base Net Asset Value” means $66,773,000.

“Basket” shall have the meaning set forth in Section 9.2(b).

“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably possible, provided however, that a Person required to use his Best Efforts under this Agreement will not be thereby required to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the contemplated transactions hereof, or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

“Bill of Sale” shall have the meaning set forth in Section 4.2(a).

“Cap” shall have the meaning set forth in Section 9.2(b).

“Capital Stock” means (a) in the case of a corporation, any and all shares of capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited), (d) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (e) in any case, any right to acquire any of the foregoing.

“Carrybacks” shall have the meaning set forth in Section 9.3(e).

“Cash Purchase Price” means $40,000,000.

“CERCLA” shall have the meaning set forth in Section 6.25(e).

“Closing Balance Sheet” shall have the meaning set forth in Section 3.3(a)(i).

“Closing Date” shall have the meaning set forth in Section 4.1.

“Closing Assumed Obligations” means the Assumed Obligations as of the Closing Date, which shall be updated by the Sellers as of such date.

“COBRA” shall have the meaning set forth in Section 6.21.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Confidential Information” shall have the meaning set forth in Section 10.50.

“Disclosure Schedule” means a document, dated of even date with this Agreement and delivered by the Sellers to the Purchasers, or delivered by the Purchasers to the Sellers, on the date hereof, which refers to the representations and warranties of the Sellers in Article VI of this Agreement or the representations and warranties of the Purchasers in Article VII of this Agreement, as applicable, and which contains the information contemplated to be set forth in the Disclosure Schedule by this Agreement and certain exceptions to the representations and warranties of the Sellers in Article VI and otherwise under this Agreement or the representations and warranties of the Purchasers in Article VII and otherwise under this Agreement, as applicable. The Disclosure Schedule shall be arranged in sections which correspond to the numbered and lettered paragraphs contained in Articles VI and VII and otherwise in this Agreement (as applicable) and any disclosure or exception provided in any such numbered and lettered section of the Disclosure Schedule shall qualify or provide an exception to, or provide information required by, only the corresponding section or subsection of this Agreement; provided, however, that any disclosure, exception or information contained in any section of the Disclosure Schedule shall be deemed to be disclosed in each of the other sections or subsections of this Agreement where it is reasonably apparent that such disclosure, exception or information would apply to such other sections or subsections.

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including all such standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs), noise or radiation.

“ERISA” shall have the meaning set forth in Section 6.21.

“Escrow Account” shall have the meaning set forth in Section 3.2.

“Escrow Amount” shall have the meaning set forth in Section 3.2.

“Escrow Agreement” shall have the meaning set forth in Section 3.2.

“Exchange Act” shall have the meaning set forth in Section 5.1(j).

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Firm” shall have the meaning set forth in Section 3.3(a)(i).

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Governmental Entity” shall mean any United States or foreign court, administrative or regulatory agency or commission or other United States or foreign, federal, state, county or local governmental authority, instrumentality, agency or commission.

“HSR Act” shall have the meaning set forth in Section 4.2(d).

“Indebtedness” of any Person means, without duplication: (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the Ordinary Course of Business), including accrued interest and prepayment penalties and any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (b) indebtedness guaranteed in any manner by such Person, including a guarantee in the form of an agreement to repurchase or reimburse; and (c) obligations under capitalized leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss.

“Indemnified Party” shall have the meaning set forth in Section 9.2(e).

“Indemnified Party Controlled Proceeding” shall have the meaning set forth in Section 9.2(e).

“Indemnifying Party” shall have the meaning set forth in Section 9.2(e).

“Insider” means any officer, director, executive employee, shareholder, partner or Affiliate, as applicable, of any party at issue or any spouse or descendant (whether natural or adopted) of any such individual or any entity in which any of the foregoing persons owns a 5% or greater direct or indirect beneficial interest.

“Inventory” means all inventories of the Sellers, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods for the Business.

“knowledge” and “aware” and terms of similar import mean, with respect to a Person, (a) the actual knowledge of such Person (and if such Person is an entity, this means the knowledge of the executive officers and directors of such Person and, with respect to the Subsidiaries, the persons named on Schedule A hereto) or (b) the knowledge such Person (and if such Person is an entity, this means the knowledge of the executive officers and directors of such Person and, with respect to the Subsidiaries, the persons named on Schedule A hereto) would have had after making reasonable inquiry and exercising reasonable diligence with respect to the particular matter in question.

“Leased Real Property” means all land, building, fixtures or other real property in which any Seller or Purchaser, as applicable, has a leasehold, subleasehold, license, concession or other real property right or interest under the Real Property Leases.

“Leasehold Improvements” means all buildings, fixtures and other improvements located on each Leased Real Property which are owned by any Seller or Purchaser, as applicable, regardless of whether such improvements are subject to reversion to the landlord or other third party upon the expiration or termination of the Real Property Lease for such Leased Real Property.

“Licenses” means all permits, licenses, franchises, certificates, approvals, accreditations, consents and other authorizations of third parties or any Governmental Entities or other similar rights.

“Liens” means any mortgage, pledge, security interest, encumbrance, lien, claim, community property interest, option, right of first refusal, deed of trust, or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against any Seller or Purchaser, as applicable, or any subordination arrangement in favor of another Person (other than any subordination arising in the Ordinary Course of Business).

“Loss” means, with respect to any Person, any damage, liability, diminution in value, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any governmental entity or any department, agency or political subdivision thereof) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Loss and the investigation, defense or settlement of any of the foregoing.

“Material Adverse Effect” means any material adverse effect on the business, liabilities, financial condition, operations, results of operations, or future prospects of a Party, taken as a whole. As to a Party, a Material Adverse Effect shall not include any change or effect: (a) relating to the economy in general; (b) relating to the industry in which such Party or any of its direct or indirect subsidiaries operates in general and not specifically relating to such Party or its subsidiaries; (c) arising out of the announcement or pendency of the Transactions; (d) arising out of compliance by such Party with the terms of this Agreement; (e) arising out of any actions taken or announced by the Sellers at the request or direction of the Purchasers, or any inaction or failure to act by the Sellers at the request or direction of the Purchasers; (f) in the market price of Seller’s Common Stock; or (g) in the market price of the Purchaser Parent’s Common Stock in and of itself. Notwithstanding the foregoing, the Party’s acknowledge and agree that there shall be deemed to have been a Material Adverse Effect on the Business in cases where there has been any material adverse change in the business relationship between Seller Parent and any of the four (4) largest customers named on Schedule 6.27, regardless of the reason therefor, except where such material adverse change results from (i) normal fluctuations in the demand by any such customer for the Seller’s products, as compared to the levels of demand by such customer for the Seller’s products during the twenty-four month period ended January 31, 2005 or (ii) a decrease in the sales by Seller to any such customer in cases where there has been a corresponding increase in sales of such products to such Customer by Purchaser Parent. For purposes of clarification, a decrease in the sales by Seller to any such customer in cases where such decrease results from a decrease in such customer’s sales of its own products or services to its own customers will be considered a normal fluctuation in demand.

“Net Asset Value” means the book value of the Purchased Assets minus the book value of the Assumed Obligations.

“Net Asset Value at Closing” shall have the meaning set forth in Section 3.3(a)(i).

“Net Asset Value Post-Closing Adjustment” shall have the meaning set forth in Section 3.3(a)(i).

“Nonsolicitation Period” shall have the meaning set forth in Section 10.5(c).

“Notice” shall have the meaning set forth in Section 10.4(c).

“Objection Notice” shall have the meaning set forth in Section 3.3(a)(i).

“Ordinary Course of Business” means actions taken in the ordinary course of a party’s business that are consistent with past practice (including, without limitation, with respect to collection of accounts receivable, purchases of supplies, repairs and maintenance, payment of accounts payable and accrued expenses, terms of sale, levels of capital expenditures, and operation of cash management practices generally) of the normal operations of the relevant party.

“Outside Date” shall have the meaning set forth in Section 8.1(b).

“Owned Real Property” shall have the meaning set forth in Section 6.9(a).

“Parties” means the Sellers and the Purchasers, collectively (each individually, a “Party”).

“Permitted Liens” means (a) real estate taxes, assessments and other governmental fees or other charges levied with respect to the real property of a party not yet due and payable as of the Closing Date; (b) mechanics and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent and which could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; (c) zoning, entitlement, building and other land use and similar laws or regulations imposed by any governmental authority having jurisdiction over such parcel which are not violated by the current use and operation thereof; (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such Real Property Leases which would not materially impair the use or occupancy of such parcel in the operation of a party’s business; and (e) liens or encumbrances which are set forth in the Disclosure Schedule placed by a third party with respect to any equipment leases.

“Person” means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation or trust, an unincorporated organization, a group, or a government or other department or agency thereof, or any other entity.

“Plans” shall have the meaning set forth in Section 6.21.

“Post-Closing Taxes” shall have the meaning set forth in Section 9.3(d)(ii).

“Post-Closing Tax Periods” shall have the meaning set forth in Section 9.3(d)(ii).

“Pre-Closing Taxes” shall have the meaning set forth in Section 9.3(d)(i).

“Pre-Closing Tax Periods” shall have the meaning set forth in Section 9.3(d)(i).

“Preparing Party” shall have the meaning set forth in Section 9.3(c).

“Prime Rate” means the interest rate per annum reported from time to time by The Wall Street Journal.

“Proprietary Rights” means all registered and unregistered intellectual property rights, including, without limitation, all of the following items along with all income, royalties, damages, equitable relief and payments due or payable prior to or at the Closing or thereafter (including, without limitation, damages, equitable relief and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world): (a) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; (b) trademarks, service marks, industrial designs, trade dress, internet domain names and web sites, logos, topographies, trade names and corporate names, together with all goodwill associated therewith; registered and unregistered copyrights, copyrightable works and mask works; (c) all registrations, applications and renewals for any of the foregoing; (d) trade secrets and confidential information (including, without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (e) computer software and software systems (including, without limitation, data, databases and related documentation) owned and/or used by a party other than commercially available “off-the-shelf” software with a license fee of less than $10,000 in the aggregate for all copies of a particular software application; (f) licenses or other agreements to or from third parties regarding the foregoing; and (g) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Proxy Statement/Prospectus” means the proxy statement/prospectus to be sent to the shareholders of Seller Parent in connection with the Seller Parent Stockholders Meeting, as amended and supplemented.

“Purchase Price” means the Cash Purchase Price plus the Stock Purchase Price.

“Purchased Assets” shall have the meaning set forth in Section 2.1.

“Purchaser Financial Statements” shall have the meaning set forth in Section 7.4(b).

“Purchaser Parties” shall have the meaning set forth in Section 9.2(a).

“Purchaser SEC Reports” shall have the meaning set forth in Section 7.4(a).

“Real Property” shall have the meaning set forth in Section 6.9(d).

“Real Property Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including, without limitation, all amendments, extensions, renewals, guaranties and other agreements with respect thereto, together with all security deposits thereunder, held by the Sellers or the Purchasers, as applicable, for the use and occupancy of any real property.

“Registration Statement” means the Registration Statement on Form S-4 registering the Purchaser Parent Common Stock to be issued pursuant to Section 3.1.

“Representatives” shall have the meaning set forth in Section 10.4.

“Restraint” shall have the meaning set forth in Section 4.4(a).

“Retained Liabilities” shall have the meaning set forth in Section 3.6.

“Rights Agreement” shall have the meaning set forth in Section 7.7(a).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 6.5(c).

“SEC” means the Securities and Exchange Commission.

“Section 338(h)(10) Election” shall have the meaning set forth in Section 9.8.

“Securities Act” shall have the meaning set forth in Section 6.5(a).

“Seller Acquisition Agreement” shall have the meaning set forth in Section 10.4(c).

“Seller Board Recommendation” shall have the meaning set forth in Section 6.2.

“Seller Financial Advisor” shall have the meaning set forth in Section 6.17.

“Seller Financial Statements” shall have the meaning set forth in Section 6.5(b).

“Seller Parent Stockholder Meeting” shall have the meaning set forth in Section 5.1(j).

“Seller Parties” shall have the meaning set forth in Section 9.2(c).

“Seller SEC Reports” shall have the meaning set forth in Section 6.5.

“Seller Stockholder Approval” shall have the meaning set forth in Section 6.2.

“Seller Subsidiaries” means the following Subsidiaries: REMEC International, Inc., a Barbados company, REMEC Europe Limited, a corporation formed under the laws of the United Kingdom, Airtech Wireless Communications, a corporation formed under the laws of the United Kingdom, REMEC China Holdings SRL, a Barbados company and REMEC Mersum Oy, a corporation formed under the laws of Finland.

“Stock Purchase Price” means 10,000,000 shares of Purchaser Parent Common Stock, par value $0.0001 per share.

“Straddle Periods” shall have the meaning set forth in Section 9.3(c).

“Straddle Taxes” shall have the meaning set forth in Section 9.3(d)(i).

“Subsidiaries” means the direct and indirect subsidiaries of the Seller Parent engaged in the Business, as named on Schedule B.

“Superior Proposal” shall have the meaning set forth in Section 10.4(d).

“Takeover Proposal” shall have the meaning set forth in Section 10.4(d).

“Tax” or “Taxes” means federal, state, county, local, foreign, or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated, and other taxes of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto, and also including, without limitation, any Tax or Taxes of another Person for which the Sellers or the Purchasers are liable, as applicable, as a successor or as a transferee or by contract).

“Tax Return” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of Taxes of any party or the administration of any laws, regulations, or administrative requirements relating to any Taxes.

“Terminating Purchaser Breach” shall have the meaning set forth in Section 8.1(d).

“Terminating Seller Breach” shall have the meaning set forth in Section 8.1(c).

“Termination Fee” shall have the meaning set forth in Section 8.3(a).

“Transaction Documents” means this Agreement, and all other agreements, instruments, certificates, and other documents to be entered into or delivered by any Party in connection with the transactions contemplated to be consummated pursuant to this Agreement.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the purchase and sale of the Purchased Assets and the assumption of Assumed Obligations.

“Transfer Taxes” shall have the meaning set forth in Section 9.3(a).

“Treasury Regulations” means the United States Treasury Regulations promulgated pursuant to the Code.

“WARN Act” shall have the meaning set forth in Section 4.2(d).

“Working Capital” means current assets minus current liabilities.

ARTICLE II — SALE AND PURCHASE OF ASSETS

Section 2.1. Purchased Assets. Subject to the terms and conditions of this Agreement, Purchasers hereby agree to purchase from the Sellers, and Seller Parent hereby agrees to, and shall cause each of the other Sellers to, sell, transfer and assign to Purchasers, on the Closing Date (as hereinafter defined), all of the Sellers’ assets related to and used exclusively in connection with the operation of the Business, other than the Excluded Assets (as hereinafter defined), (collectively referred to herein as the “Purchased Assets”), free and clear of any and all Liens, other than Permitted Liens. The Purchased Assets shall include, but not be limited to, the following:

(a) All of the Sellers’ rights and obligations under all of the agreements of the Sellers relating to the Business, all of which are identified on Schedule 2.1(a) attached hereto (collectively the “Assigned Contracts”);

(b) All of the Sellers’ accounts or notes receivable directly related to the Business, all of which, as of January 31, 2005, are identified on Schedule 2.1(b) attached hereto and which, as of the Closing Date, shall be identified in an update to Schedule 2.1(b) at least five (5) days prior to the Closing Date, and all schedules, records and other documentation related to such accounts or notes receivable, including, without limitation, all license fees and maintenance fees owing or to become owing under Assigned Contracts, advance payments, claims for refunds and deposits and other prepaid items existing on the Closing Date, and all notes, chattel paper or other documents or instruments evidencing the payment obligations of the account or note debtors;

(c) All of the tangible personal property owned by Sellers and used exclusively in connection with the conduct of the Business, all of which, to the extent it has a net book value in excess of $10,000 individually, shall be identified in the fixed asset schedule to be attached hereto as Schedule 2.1(c) at least five (5) days prior to the Closing Date;

(d) All of the Sellers’ records directly related to or used exclusively in connection with the conduct of the Business or directly pertaining to the Purchased Assets including, without limitation, all corporate records relating to the Subsidiaries;

(e) To the extent transferable, the Licenses required under all laws, rules and regulations applicable to or affecting the Business, all of which are set forth on Schedule 2.1(e);

(f) All Owned Real Property, Real Property Leases, Leased Real Property and Leasehold Improvements identified in the real property schedule attached hereto as Schedule 2.1(f);

(g) The outstanding shares of capital stock of each Subsidiary set forth on Schedule 2.1(g)(i) together with all tangible and intangible personal and real property held by such Subsidiary on the date hereof, all of which, to the extent it has a net book value in excess of $10,000 individually, shall be identified in the subsidiary asset schedule to be attached hereto as Schedule 2.1(g)(ii) at least five (5) days prior to the Closing Date, except with respect to such property owned by RMPI, LLC – Philippines Branch or by REMECINC SRL, all of which is identified in Schedule 2.1(g)(ii) attached hereto to the extent it has a net book value in excess of $10,000 individually;

(h) All Inventory of the Sellers, a list of which shall be set forth on Schedule 2.1(h) at least five (5) days prior to the Closing Date;

(i) The Proprietary Rights of the Sellers to the extent they directly relate to the Business and which are set forth on Schedule 2.1(i);

(j) All insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Obligations prior to the Closing Date;

(k) All claims of Sellers against third parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or non-contingent; and

(l) The goodwill associated with the Purchased Assets and the Business.

Section 2.2. Excluded Assets. All of (i) the assets relating to, and used in connection with, the operation of Sellers’ Defense and Space business unit, Sellers’ ODU business unit, Sellers’ EMS business unit and Seller Parent’s General and Administrative functions, including those assets which are jointly used in the operation of the Business and the foregoing business units and General and Administrative functions, (ii) cash or cash equivalents of the Sellers (except as provided below) and (iii) the assets described on Schedule 2.2 attached hereto, shall not be included in the Purchased Assets being sold to Purchasers (collectively in (i), (ii) and (iii), the “Excluded Assets”), and shall be retained by the Sellers. Each Excluded Asset (other than cash or cash equivalents), to the extent it has a net book value in excess of $10,000 individually, is identified in the Excluded Asset schedule attached hereto as Schedule 2.2. Notwithstanding the foregoing, at the Closing the Sellers shall keep a nominal amount of cash in the bank accounts held by each Subsidiary set forth on Schedule 2.1(g)(i), to the extent necessary to keep such accounts open immediately following the Closing, which cash shall be included in the Purchased Assets.

ARTICLE III — CONSIDERATION

Section 3.1. Purchase Price. As consideration for the sale to the Purchaser Parent of the Purchased Assets, at the Closing, the Purchaser Parent shall (a) pay to the Seller Parent, by wire transfer of immediately available funds, an amount in cash equal to the Cash Purchase Price, less the Escrow Amount (as defined below), and (b) issue to Seller Parent duly authorized, validly issued, fully paid and nonassessable shares representing the Stock Purchase Price, free and clear of any Liens and deliver to Seller Parent share certificates therefor. The Purchase Price shall be subject to adjustment pursuant to Section 3.3 below. Following the Closing, Purchaser Parent shall, at Seller Parent’s instruction and upon submission by Seller Parent of all necessary documentation, facilitate the transfer of the shares representing the Stock Purchase Price to Seller Parent’s shareholders.

Section 3.2. Escrow Amount. At the Closing, the Purchaser Parent shall deposit $15,000,000 of the Cash Purchase Price (the “Escrow Amount”) into an Escrow Account (the “Escrow Account”) for a period of nine (9) months following the Closing Date, pursuant to the terms of an escrow agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”) as security for the indemnification obligations of Sellers pursuant to Section 9.2(a). The Escrow Amount shall be distributed from the Escrow Account pursuant to the terms and conditions of the Escrow Agreement.

Section 3.3. Post Closing Adjustments to Purchase Price.

(a) Net Asset Value Post-Closing Adjustment.

(i) Post-Closing Determination. Within ten (10) days after the Closing Date, Seller Parent shall deliver to Purchaser Parent true and correct copies of all financial books and records of the Sellers necessary for Purchaser Parent to prepare a balance sheet of the Business as of the Closing Date for purposes of calculating the Net Asset Value as of the Closing Date (the “Net Asset Value at Closing”). Within forty (40) days after receipt of such materials from the Seller Parent, the Purchaser Parent and its auditors shall prepare a balance sheet of the Business as of the Closing Date (the “Closing Balance Sheet”) consistent with the manner of computation of the Base Net Asset Value and in conformance with GAAP for the purposes of determining the Net Asset Value at Closing and any resulting adjustments to the Purchase Price pursuant to Section 3.3(a)(ii)

(the “Net Asset Value Post Closing Adjustment”); provided, that, the Parties acknowledge and agree that, for purposes of determining the Net Asset Value at Closing, the Parties shall disregard any increase in the accounts receivable of the Sellers between January 31, 2005 and the Closing Date resulting from a decrease in the amount of receivables sold by the Sellers between January 31, 2005 and the Closing Date. The Purchaser Parent and its auditors shall make available to the Seller Parent and its auditors all records and work papers used in preparing the Closing Balance Sheet and the Net Asset Value Post Closing Adjustment. If the Seller Parent disagrees with the computation of any of the Net Asset Value at Closing reflected on the Closing Balance Sheet or the Net Asset Value Post Closing Adjustment, the Seller Parent may, within fifteen (15) days after receipt of the Closing Balance Sheet, deliver a notice (an “Objection Notice”) to the Purchaser Parent setting forth the Seller Parent’s calculation of such Net Asset Value at Closing or such Net Asset Value Post Closing Adjustment. If the Seller Parent does not deliver an Objection Notice within such fifteen (15) day period, then the Net Asset Value at Closing and Net Asset Value Post Closing Adjustment shall be deemed finally determined to be as set forth on the Closing Balance Sheet. If the Seller Parent does deliver an Objection Notice, the Purchaser Parent and the Seller Parent shall use reasonable best efforts to resolve any disagreements as to the computation of the Net Asset Value at Closing or Net Asset Value Post Closing Adjustment, as the case may be, but if they do not obtain a final resolution within thirty (30) days after the Purchaser Parent has received the Objection Notice, the Purchaser Parent and the Seller Parent shall jointly retain an independent accounting firm of recognized standing (the “Firm”) to resolve any remaining disagreements. In any event, a Net Asset Value Post Closing Adjustment shall be made with respect to such amounts as are not in dispute, as set forth in the Objection Notice. If the Purchaser Parent and the Seller Parent are unable to agree on the choice of the Firm, then the Purchaser Parent’s auditors and the Seller Parent’s auditors shall jointly select a “big-four” accounting firm (or a successor) as the Firm. The Purchaser Parent and the Seller Parent shall direct the Firm to render a determination within thirty (30) days after its retention and the Purchaser Parent, the Seller Parent, and their respective agents shall cooperate with the Firm during its engagement. The Firm shall consider only those items and amounts set forth in the Objection Notice which the Purchaser Parent and the Seller Parent are unable to resolve. The Purchaser Parent and the Seller Parent shall each make written submissions to the Firm promptly (and in any event within twenty (20) days after the Firm’s retention), which submissions shall contain such Party’s computation of the Net Asset Value at Closing and Net Asset Value Post Closing Adjustment and information, arguments, and support for such Party’s position. The Firm shall review such submissions and base its determination solely on them. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Firm’s determination shall be based on the definition of the Net Asset Value, included herein. The determination of the Firm shall be conclusive and binding upon the Parties. The Purchaser Parent and the Seller Parent shall each bear 50% of the costs and expenses of the Firm.

(ii) Net Asset Value Post-Closing Adjustment. If the Net Asset Value at Closing is less than or greater than the Base Net Asset Value by more than $1,000,000, then the Purchaser Parent shall reduce or increase the purchase price payable to the Seller Parent for the Purchased Assets by an amount equal to: (i) if the Net Asset Value at Closing is less than the Base Net Asset Value by more than $1,000,000, the difference (the “Purchaser Adjustment Amount”) between (A) the difference between the Base Net Asset Value and the Net Asset Value at Closing and (B) $1,000,000 or (ii) if the Net Asset Value at Closing is greater than the Base Net Asset Value by more than $1,000,000, the difference (the “Seller Adjustment Amount”) between (A) the difference between the Net Asset Value at Closing and the Base Net Asset Value and (B) $1,000,000; provided, however, that, notwithstanding the foregoing, in no event shall the Seller

Adjustment Amount exceed $3,000,000; provided, further, that, if, after the date of this Agreement, any Seller desires to enter into a transaction with a customer that it believes will result in an increase in such Seller’s accounts receivable or such Seller’s inventory and, to the extent that Seller Parent desires an increase in the Seller Adjustment Amount greater than what is specified in this Section 3.3(a)(ii), then Seller Parent may request Purchaser Parent to reevaluate the limit of the Seller Adjustment Amount. In connection therewith, Seller Parent shall provide Purchaser Parent all information reasonably necessary for Purchaser Parent to evaluate Seller Parent’s proposal and Seller Parent and Purchaser Parent shall mutually agree upon any adjustment to the Seller Adjustment Amount, if any. Any Purchaser Adjustment Amount will be paid to Purchaser Parent by Seller Parent within three (3) days following the determination of the Net Asset Value at Closing by delivery of a check to Purchaser Parent in the amount of the Purchaser Adjustment Amount. Any Seller Adjustment Amount will be paid to Seller Parent by Purchaser Parent within three (3) days following the determination of the Net Asset Value at Closing by delivery of a check to Seller Parent in an amount equal to the lesser of (a) the amount of the Seller Adjustment Amount and (b) $3,000,000 (or such higher amount as Seller Parent and Purchaser Parent may mutually agree as provided above).

(b) Additional Post-Closing Adjustment. The Sellers covenant and agree that, as of the Closing Date, REMEC UK Ltd, shall not have any current or future liabilities or obligations under the agreements set forth on Schedule 3.3(b). Within five (5) days after the Closing Date, Seller Parent shall deliver to Purchaser Parent a statement setting forth the status of such agreements and a summary of all current and future obligations and liabilities under such agreements as of the Closing Date. In the event that it is mutually determined by Purchaser Parent and Seller Parent that, as of the Closing Date, REMEC UK Ltd does have current or future liabilities or obligations under either such agreement, then the Purchaser Parent may propose a reduction of the purchase price payable to the Seller Parent for the Purchased Assets by an amount equal to the aggregate dollar amount of such liabilities and obligations as mutually determined by Purchaser Parent and Seller Parent. Any reduction in the purchase price pursuant to this Section 3.3(b) will be paid to Purchaser Parent by Seller Parent within three (3) days following the mutual determination by Purchaser Parent and Seller Parent of the aggregate dollar amount of such liabilities and obligations by delivery of a check to Purchaser Parent in the amount of such liabilities and obligations.

Section 3.4. Allocation of Purchase Price. Purchaser Parent shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provisions of state, local or foreign law, as appropriate), which allocation shall be subject to the approval of the Sellers in the exercise of their reasonable judgment. Purchaser Parent shall deliver such allocation to Seller Parent within ninety (90) days after the Closing Date. Purchasers, Sellers and their Affiliates shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Purchaser Parent and approved by Seller. The Sellers shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Purchaser Parent may reasonably request to prepare such allocation. Neither the Purchasers nor the Sellers shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by Applicable Law.

Section 3.5. Assumed Obligations. Purchasers hereby agree to assume only, and shall indemnify, defend and hold harmless Sellers from and against: (a) those liabilities and obligations specifically set forth in Schedule 3.5 hereto; (b) all warranty claims of third parties against Sellers with respect to any of the Purchased Assets or relating to the Business, as set forth in Schedule 3.5; (c) all product liability claims of third parties against Sellers with respect to any of the Purchased Assets or relating to the Business existing as of the Closing, as set forth in Schedule 3.5; (d) all trade accounts payable as of the Closing Date relating to the Business, as set forth in Schedule 3.5; (e) all liabilities and obligations under Real Property Leases used in the conduct of the Business; (f) all liabilities and obligations under the Assigned Contracts (no matter when incurred); (g) all liabilities and obligations incurred in the operation of the Business or the ownership or use of the Purchased Assets on or after the Closing Date; (h) all liabilities and obligations to employees of the Sellers who become employees of or consultants to the Purchasers following the Closing relating to obligations for vacation or holiday pay (accrued prior to Closing) and any severance obligations under an existing written agreement with such employee, all as set forth in Schedule 3.5; and (i) all severance obligations to any employees of the Sellers who make a claim to the Sellers that they are entitled to receive severance pursuant to Seller’s current severance policy (a copy of which is attached as part of Schedule 3.5 for reference purposes) because they accepted an offer of employment made by the Purchasers where the wages and benefits offered to such employees by the Purchasers are not substantially equivalent to the wages and benefits they received as employees of the Sellers, provided that Purchaser Parent shall control the defense of and response to any such claim (collectively, the “Assumed Obligations”). Those liabilities and obligations under the Assigned Contracts shall be assumed by Purchaser only upon effective assignment of such Assigned Contract. The Assumed Obligations shall not include any obligations or liabilities arising out of any default of the Sellers occurring prior to Closing under any Assigned Contract, regardless of when such liability or obligation is asserted.

Section 3.6. Liabilities Not Being Assumed. Except for the Assumed Obligations, the Sellers agree that the Purchasers shall not be obligated to assume or perform and are not assuming or performing any liabilities or obligations of the Sellers, whether known or unknown, fixed or contingent, certain or uncertain (the “Retained Liabilities”), and the Sellers shall remain responsible for and shall indemnify, defend and hold harmless Purchasers from and against all Retained Liabilities, which shall include, but not be limited to, the following obligations or liabilities of the Sellers:

(a) Any compensation or benefits payable to present or past employees of the Sellers incurred prior to the Closing Date, including without limitation, any liabilities arising under any employee pension or profit sharing plan or other employee benefit plan and any of any Seller’s obligations for vacation, holiday or sick pay, other than (i) the Seller’s obligations for vacation or holiday pay (accrued prior to Closing) and any severance obligations under existing written agreements to those employees of the Sellers who become employees of or consultants to the Purchasers following the Closing, as set forth in Schedule 3.5 and (ii) the severance obligations described in subsection (i) to Section 3.5 above;

(b) All federal, state, local, foreign or other Taxes related to the operation of the Business or the ownership or use of the Purchased Assets prior to the Closing Date and any Tax liability of the Sellers which is not related to the Business;

(c) Any Liens, except for Permitted Liens, on any of the Purchased Assets and all obligations and liabilities secured thereby that are not set forth on Schedule 3.5 hereto;

(d) All obligations of the Sellers, either for borrowed money or incurred in connection with the purchase, lease or acquisition of any assets, that are not set forth on Schedule 3.5 hereto;

(e) Any accounts or notes payable of the Sellers that are not set forth on Schedule 3.5 hereto;

(f) Any claims, demands, actions, suits or legal proceedings that have been asserted or threatened prior to the Closing Date against the Sellers, the Business or the Purchased Assets or which may be threatened hereafter against the Purchased Assets, the Business or the Purchaser but only to the extent related to (i) the Sellers’ operation of the Business or the ownership or use of the Purchased Assets prior to the Closing Date, or (ii) any other business or non-business activities of the Sellers not related to the Business and conducted prior hereto or hereafter, including, but not limited to, those legal actions or other proceedings set forth in Schedule 3.6(f); and

(g) Any obligations under any employment, consulting or non-competition agreement, whether written or oral incurred prior to the Closing Date and that is not set forth on Schedule 3.5 and any liabilities or obligations arising out of the termination by the Sellers of any of its employees in anticipation or as a consequence of, or following, consummation of the Transactions.

Section 3.7. Tax Withholding. Purchasers or any agent of the Purchasers shall be entitled to deduct and withhold from the purchase price paid to Sellers or other payment otherwise payable by it pursuant to this Agreement, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by the Purchasers.

ARTICLE IV — CONDITIONS TO CLOSING

Section 4.1. Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of Stradling Yocca Carlson & Rauth, 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660, commencing at 10:00 a.m. local time within five business days following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions the respective Parties shall take at the Closing itself), or at such other place or on such other date as may be mutually agreeable to the Purchaser Parent and the Seller Parent. The date and time of the Closing are herein referred to as the “Closing Date.” Subject to the provisions of Article VIII, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 4.1 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article VIII.

Section 4.2. Conditions to the Purchasers’ Obligations. The obligation of the Purchasers to consummate the Transactions is subject to the satisfaction of the following conditions as of the Closing Date:

(a) The representations and warranties set forth in Article VI hereof shall be true and correct in all respects at and as of the Closing Date as though then made and as though the

Closing Date were substituted for the date of this Agreement throughout such representations and warranties (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute and could not reasonably be expected to constitute a Material Adverse Effect on the Business or on the Purchased Assets; provided, however that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded;

(b) The Sellers shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by each of them under this Agreement on or before the Closing;

(c) All of the third party consents set forth on Schedule 4.2(c) shall have been obtained on terms reasonably satisfactory to the Purchaser Parent;

(d) Since the date hereof, there shall be no fact or circumstance which has had, or could reasonably be expected to have, a Material Adverse Effect on the Business or on the Purchased Assets;

(e) On or before the Closing Date, at least 50% of the employees of the Sellers who work in the Business on the date hereof shall have accepted Purchasers’ offers of employment, made in good faith by Purchaser Parent;

(f) The Purchasers and the Sellers shall have entered into a Bill of Sale and Assumption Agreement in substantially the form set forth in Exhibit B attached hereto (the “Bill of Sale”);

(g) The Purchasers and Seller Parent shall have entered into the Escrow Agreement;

(h) The Purchasers shall have received an opinion of counsel from Heller Ehrman White & McAuliffe, LLP, counsel to the Sellers, in substantially the form attached hereto as Exhibit C;

(i) The matters described on Schedule 10.6 and Schedule 10.7 which, as set forth on such Schedules, are to be completed prior to the Closing Date, shall have been completed to the reasonable satisfaction of Purchaser Parent;

(j) The Sellers shall have, prior to Closing, caused each Subsidiary set forth on Schedule 2.1(g)(i), to transfer and assign to a third party (which may include a Seller or another Subsidiary), all assets and equipment leases held by such Subsidiary which are used in connection with the operation of Sellers’ ODU business unit and Seller’s EMS business unit and shall have provided Purchaser Parent with reasonable evidence of such transfer and assignment; and

(k) The Sellers shall have delivered to Purchaser Parent all of the following:

(i) a certificate from the President or Chief Executive Officer of the Seller Parent in a form reasonably satisfactory to the Purchaser Parent, dated the Closing Date, stating that the preconditions specified in this Section 4.2 have been satisfied;

(ii) a copy of (A) the resolutions of the board of directors and shareholders of the Seller Parent approving the Transactions, (B) a copy of the Articles of Incorporation (or equivalent governing document) for each Seller and Subsidiary, and (C) a copy of the bylaws (or equivalent governing document) of each Seller and each Subsidiary, each as certified by the Secretary of the Seller Parent;

(iii) certificates from appropriate authorities, dated as of or within ten (10) business days of the Closing Date, as to the good standing and qualification to do business of the Sellers and the Subsidiaries in each jurisdiction where they are so qualified;

(iv) copies of the consents, filings, authorizations and approvals referenced in Section 4.2(c) and Section 4.4(b) to the extent applicable to any of the Sellers;

(v) executed copies of the Escrow Agreement and the Bill of Sale;

(vi) a certificate executed by the persons named on Schedule A hereto in a form reasonably satisfactory to the Purchaser Parent, dated the Closing Date, stating that the representations and warranties set forth in Sections 6.3, 6.6, 6.8, 6.9, 6.12-6.16, 6.19-6.21 and 6.24-6.26 hereof which relate to the Subsidiary with which such person is engaged are true and correct in all material respects (except that the representations and warranties which are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

(vii) copies of fully-executed Real Property Leases between RMP, Inc. and MVI, Inc. with respect to all Real Property occupied by RMP, Inc. in the Philippines; and

(viii) such other documents or instruments as the Purchaser Parent may reasonably request to effect the Transactions.

Any condition specified in this Section 4.2 may be waived by the Purchaser Parent in its sole discretion; provided that no such waiver shall be effective unless it is set forth in a writing executed by the Purchaser Parent.

Section 4.3. Conditions to the Sellers’ Obligations. The obligation of the Sellers to consummate the Transactions is subject to the satisfaction of the following conditions as of the Closing Date:

(a) The representations and warranties set forth in Article VII hereof shall be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute a Material Adverse Effect on the Purchasers; provided, however that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded;

(b) The Purchasers shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by each of them under this Agreement on or before the Closing;

(c) The Sellers shall have received an opinion of counsel from Stradling Yocca Carlson & Rauth, counsel to the Purchasers, in substantially the form attached hereto as Exhibit E; and

(d) On or before the Closing Date, the Purchaser Parent shall have delivered to the Seller Parent all of the following:

(i) the Purchase Price set forth in Section 3.1;

(ii) a certificate from the President or Chief Executive Officer of the Purchaser Parent, dated the Closing Date, stating that the preconditions specified in this Section 4.3 have been satisfied;

(iii) a copy of (A) the resolutions of the board of directors of the Purchaser Parent approving the Transactions, (B) a copy of the Articles of Incorporation (or equivalent governing document) for the Purchaser Parent, and (C) a copy of the bylaws (or equivalent governing document) of the Purchaser Parent, each as certified by the Secretary of the Purchaser Parent;

(iv) certificates from appropriate authorities, dated as of or within ten (10) business days of the Closing Date, as to the good standing and qualification to do business of the Purchaser Parent in each jurisdiction in the United States where it is so qualified; and

(v) executed copies of the Escrow Agreement and the Bill of Sale.

Any condition specified in this Section 4.3 may be waived by the Sellers in their sole discretion; provided that no such waiver shall be effective unless it is set forth in a writing executed by the Seller Parent.

Section 4.4. Conditions to Each Party’s Obligations. The respective obligations of each Party hereto to effect the Transactions is subject to the satisfaction of the following conditions as of the Closing Date.

(a) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order, or ruling would prevent the performance of this Agreement or any of the Transactions, declare unlawful the Transactions, cause such transactions to be rescinded, or materially and adversely affect the right of the Purchasers to own, operate, or control the Business or the Purchased Assets, and no judgment, decree, injunction, order, or ruling shall have been entered which has or is reasonably likely to have any of the foregoing effects (each, a “Restraint”);

(b) All governmental filings, authorizations, and approvals set forth in Schedule 6.7 shall have been duly made and obtained, and any notice periods required in connection therewith shall have expired, including, without limitation, any filings or approvals required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or the Worker Adjustment and Retraining Notification Act (the “WARN Act”);

(c) The Seller Stockholder Approval shall have been obtained in accordance with applicable law and the Seller Parent’s charter documents;

(d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

ARTICLE V — COVENANTS

Section 5.1. Affirmative Covenants of the Sellers. Except as otherwise contemplated by this Agreement, between the date hereof and the Closing, unless the Purchaser Parent otherwise agrees in writing, Seller Parent shall and shall cause each other Seller and each Subsidiary to:

(a) conduct the Business only in the Ordinary Course of Business;

(b) keep in full force and effect all material contracts, rights, franchises, and intellectual property relating or pertaining to the Business and use its reasonable Best Efforts to cause its current insurance (or reinsurance) policies not to be canceled or terminated or any of the coverage thereunder to lapse;

(c) carry on the Business in the same manner as presently conducted and to keep intact the business organization and properties relating to the Business, including its present business operations, physical facilities, working conditions, and employees and including the Sellers’ present relationships with lessors, licensors, suppliers, customers, and others having business relations with the Sellers;

(d) maintain the Purchased Assets in good repair, order, and condition (normal wear and tear excepted) consistent with current needs, replace in the Ordinary Course of Business the Sellers’ inoperable, worn out, or obsolete assets with assets of good quality consistent with prudent practices and current needs and, in the event of a casualty, loss, or damage to any of such Purchased Assets before the Closing Date, whether or not the Sellers are insured, either repair or replace such damaged property or use the proceeds of such insurance in such other manner as mutually agreed upon by the Seller Parent and the Purchaser Parent;

(e) maintain its books, accounts, and records relating to the Business in accordance with GAAP, consistent with the custom and practice as used in the preparation of the Seller Financial Statements (as hereinafter defined);

(f) encourage its employees set forth on Schedule 4.2(f) who receive offer letters to continue their employment with the Business after the Closing; and

(g) cooperate with the Purchaser Parent in the Purchaser Parent’s investigation of the Business, to permit the Purchaser Parent and its employees, agents, accounting, legal, and other authorized representatives who agree to be bound by confidentiality agreements acceptable to the Seller Parent upon reasonable advance notice to Seller Parent and at the sole cost and expense of Purchaser Parent to (i) have full access to the employees, premises, books, and records including financial and operating data, and other information of the Sellers, (ii) visit and inspect any of the properties of the Sellers, and (iii) discuss the affairs, finances, and accounts of the Sellers with the directors, officers, partners, key employees, key customers, key suppliers, and independent accountants of the Sellers, in each case as reasonably necessary for Purchaser Parent to effect the Transactions as determined in the sole discretion of the Seller Parent.

(h) In addition, the Seller Parent shall, as soon as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Seller Parent Stockholders Meeting”) for the purpose of obtaining the Seller Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Seller Parent must adjourn or postpone the Seller Parent Stockholders Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to the Seller Parent’s shareholders in advance of a vote on the Transactions or, if as of the time for which the Seller Parent Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of the Seller Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Seller Parent Stockholders Meeting. The Proxy Statement/Prospectus shall include a proposal to adjourn or postpone the meeting for the purpose of soliciting additional proxies if necessary and, for purposes of clarification, the Seller Parent shall adjourn or postpone its meeting from time to time if so necessary Subject to Sections 5.5(a) and 10.4, the Seller Parent shall, through its Board of Directors, make the Seller Board Recommendation.

Section 5.2. Negative Covenants of the Sellers. Except as expressly contemplated by this Agreement, between the date hereof and the Closing, unless Purchaser Parent otherwise agrees in writing, Seller Parent shall not and shall cause each other Seller and each Subsidiary to not:

(a) take any action that would require disclosure under Section 6.8;

(b) enter into any transaction with any Insider who works principally on the Business, or make or grant any increase in any compensation of any employee or officer who works principally on the Business or make or grant any increase in any employee benefit plan, incentive arrangement, or other benefit covering any of the employees of the Sellers who work principally on the Business, except in the Ordinary Course of Business;

(c) establish, amend or contribute to any pension, retirement, profit sharing, or stock bonus plan or multiemployer plan covering any of the employees of the Sellers or the Subsidiaries who work principally on the Business, except as required by law or in the Ordinary Course of Business;

(d) except as specifically contemplated by this Agreement, enter into any contract, agreement, or transaction which directly relates to the Business, other than in the Ordinary Course of Business and at arm’s length, with unaffiliated Persons;

(e) sell, transfer, contribute, distribute, or otherwise dispose of any of the Purchased Assets (or interests in any of the Purchased Assets) or, except as provided in Section 10.4(c) with respect to a Superior Proposal, agree to do any of the foregoing, solicit any Person, or negotiate or have any discussions with any Person with respect to any of the foregoing;

(f) enter into any amendments, extensions, renewals or other modifications with respect to any Assigned Contract, including, without limitation, any of the Real Property Leases, other than in the Ordinary Course of Business;

(g) take any action or enter into any agreement that could reasonably be expected to jeopardize or delay in any material respect the receipt of any requisite regulatory approval; or

(h) commit, or enter into any agreement (oral or written) to do, any of the foregoing.

Section 5.3. Affirmative Covenants of Purchasers.

(a) Between the date hereof and the Closing, the Purchaser Parent shall:

(i) promptly (once it obtains knowledge thereof) inform the Sellers in writing at such time as any of the representations and warranties contained in Article VII become untrue or inaccurate or of any breach of any covenant hereunder by any Purchaser; and

(ii) cooperate with the Sellers and use its reasonable Best Efforts to cause the conditions to the Sellers’ obligations to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental filings, authorizations, approvals, consents, releases, and terminations).

Section 5.4. Negative Covenants of Purchasers. Until the Outside Date, unless Seller Parent otherwise agrees in writing, no Purchaser shall enter into any agreement regarding the acquisition or sale of assets or shares of any Purchaser or Affiliate thereof either for an amount in excess of $100 million or which would result in the issuance of a number of equity securities of Purchaser Parent in excess of 15% of the fully diluted number of outstanding shares of Common Stock of Purchaser Parent if such transaction would be reasonably likely to materially and adversely affect the price of the Purchaser Parent Common Stock or the ability of Purchaser Parent to consummate the Transactions.

Section 5.5. Affirmative Covenants of Purchasers and Sellers.

(a) Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement and, in any event, within 30 days thereafter, Seller Parent and Purchaser Parent shall mutually prepare, and Seller Parent and Purchaser Parent shall file with the U.S. Securities and Exchange Commission (“SEC”), a Proxy Statement/Prospectus. As promptly as practicable after execution of this Agreement, Purchaser Parent shall file the Registration

Statement, of which the Proxy Statement/Prospectus forms a part, with the SEC. Subject to Section 10.4, the Proxy Statement/Prospectus shall include the Seller Board Recommendation (as hereinafter defined) and a copy of the written opinion of Needham & Company, Inc. (the “Seller Financial Advisor”) referred to in Section 6.18; provided, however, that the Proxy Statement/Prospectus need not include the Seller Board Recommendation if the Board of Directors of Seller Parent determines in good faith, after consulting with and receiving the advice of outside counsel, that inclusion of the Seller Board Recommendation or consummation of the Transactions would be inconsistent with its fiduciary duties to the Seller Parent’s shareholders. Seller Parent and Purchaser Parent shall use Best Efforts to have the preliminary Proxy Statement/Prospectus cleared by the SEC and the Registration Statement declared effective by the SEC as promptly as practicable. Purchaser Parent shall also take any action required to be taken under applicable state blue sky or securities laws in order to effect the issuance of Purchaser Parent Common Stock pursuant to this Agreement. In furtherance thereof the Seller Parent shall promptly (A) notify Purchaser Parent upon the receipt of any such comments or requests and (B) provide Purchaser Parent with copies of all correspondence between the Seller Parent and its Affiliates and representatives, on the one hand, and the SEC and its staff, on the other hand, with respect to the Proxy Statement/Prospectus. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement/Prospectus, (x) the Seller Parent shall provide Purchaser Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings, (y) the Seller Parent shall include in such drafts, correspondence and filings all comments reasonably proposed by Purchaser Parent and (z) to the extent practicable, the Seller Parent and its outside counsel shall permit Purchaser Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement/Prospectus, this Agreement or any of the Transactions. Seller Parent and Purchaser Parent shall promptly furnish to each other all information, and take such other actions (including without limitation using all Best Efforts to provide any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 5.5(a). Whenever any Party learns of the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any other filing made pursuant to this Section 5.5(a), Seller Parent or Purchaser Parent, as the case may be, shall promptly notify the other of such occurrence and cooperate in filing with the SEC or its staff and/or mailing to shareholders of Seller Parent such amendment or supplement. Each of Seller Parent and Purchaser Parent shall use commercially reasonable efforts to cause its independent accountants to deliver to Purchaser Parent a consent, dated the date on which the Registration Statement shall become effective, in form customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

ARTICLE VI — REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As a material inducement to Purchasers to enter into this Agreement, Seller Parent hereby represents and warrants to the Purchasers that except as set forth on the Disclosure Schedule:

Section 6.1. Organization and Corporate Power.

(a) Seller Parent is a corporation duly organized, validly existing and in good standing under the laws of California. Seller Subsidiary and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization. Each Seller and each Subsidiary is duly qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing individually or in the aggregate is not reasonably likely to have a Material Adverse Effect. Schedule 6.1 contains a complete and accurate list of each of the Sellers and the Subsidiaries and their respective jurisdictions of incorporation or organization.

(b) Each Seller and each Subsidiary has full organizational power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the contracts to which it is party.

(c) The Seller Parent has made available to the Purchaser Parent correct and complete copies of the Articles of Incorporation and bylaws (or equivalent governing documents) for each Seller and each Subsidiary, which documents reflect all amendments made thereto at any time before the date hereof. Copies of the minute books containing the records of meetings of the shareholders and the board of directors (or equivalent parties) of the Sellers and each Subsidiary which relate to the Business have been made available to the Purchaser Parent. No Seller or Subsidiary is in default under or in violation of any provision of its Articles of Incorporation or bylaws (or equivalent governing documents). All corporate decisions of the board of directors and the shareholders in general meetings of each Seller and Subsidiary have been made in accordance with such Seller or Subsidiaries’ governing documents and Applicable Law in force at the time such decisions were made.

Section 6.2. Authorization of Transactions. The Sellers have all requisite power and authority to execute and deliver the Transaction Documents to which any is a party and to consummate the Transactions. The board of directors of the Seller Parent has as of the date of this Agreement (a) duly approved the Transaction Documents, (b) duly authorized the execution and delivery of the Transaction Documents, the performance of the Sellers’ obligations thereunder and the consummation of the Transactions and (c) resolved to recommend that the stockholders of the Seller Parent adopt and approve this Agreement (the “Seller Board Recommendation”). The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Seller Parent common stock at the Seller Parent Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the “Seller Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Sellers which is necessary to adopt this Agreement and approve the Transactions. No other proceedings on the part of the Sellers are necessary to approve and authorize the execution and delivery of the Transaction Documents, the performance of the Sellers’ obligations thereunder and the consummation of the Transactions. All Transaction Documents to which the Sellers are a party have been duly executed and delivered by the Sellers, as applicable, and, with respect to Transaction Documents executed subsequent to the date hereof, will be duly executed and delivered by the Sellers as of such date, and such Transaction Documents do or shall, as of the Closing Date, constitute the valid, legal and binding agreements of the respective Sellers enforceable against each such Seller in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and as limited by general principles of equity that restrict the availability of equitable remedies.

Section 6.3. Absence of Conflicts. Except as set forth in Schedule 6.3, neither the execution, delivery and performance of this Agreement by the Sellers nor the consummation by the Sellers of the Transactions will: (a) conflict with or result in any breach of any provision of the Articles of Incorporation or bylaws (or similar governing documents) of any Seller or Subsidiary;

(b) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, payment, acceleration or Lien) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which any Seller or Subsidiary is a party or by which any Seller or Subsidiary or any of their respective properties or assets are bound; or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to any Seller or Subsidiary or any of their respective properties or assets.

Section 6.4. Capitalization. All of the issued and outstanding shares of Capital Stock of Seller Subsidiary and each Subsidiary are owned by Seller Parent, free and clear of any Liens. Schedule 6.4 sets forth the authorized and outstanding Capital Stock of each Seller and each Subsidiary and, with respect to each of the Subsidiaries, each holder of Capital Stock of such Subsidiary together with the number of shares of such Capital Stock held by such Persons. All of the issued and outstanding Capital Stock of each Seller and each Subsidiary has been duly authorized, validly issued, fully paid, and nonassessable, and is not subject to, nor was it issued in violation of, any preemptive rights or rights of first refusal. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the Capital Stock of any Seller or any Subsidiary. No Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock. None of the Subsidiaries (i) owns or is under an obligation to acquire shares, interests or equity of any other Person, except as set forth on Schedule 6.4 or (ii) is engaged in or required to enter into any corporate partnership of joint venture or similar cooperative undertaking with any other Person. There are no agreements or understandings relating to the organization, structure and constitution of any Seller or Subsidiary to which the Purchasers shall be subject as a consequence of the consummation of the transactions contemplated under this Agreement. All of the issued and outstanding shares of Capital Stock of each Seller or Subsidiary were issued in compliance with Applicable Law.

Section 6.5. SEC Filings; Financial Statements; Disclosure Controls.

(a) The Seller Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by the Seller Parent (collectively, the “Seller SEC Reports”) with the SEC since January 1, 2003. The SEC Reports, including all forms, reports and documents filed by the Seller Parent with the SEC after the date hereof and prior to the Closing Date, (i) were and, in the case of Seller SEC Reports filed after the date hereof, will be, prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933, as amended, (the “Securities Act”) and the Exchange Act as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by Seller Parent with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Seller SEC Reports or necessary in order to make the statements in such Seller SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Seller Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Seller SEC Reports, including any Seller SEC Reports filed between the date of this Agreement and the Closing, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of the Sellers and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of the operations and cash flows of the Seller and its consolidated subsidiaries for the periods indicated, except as otherwise explained therein and except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been made and are not expected to be material in amount, individually or in the aggregate. The audited financial statements of the Seller Parent contained in the Seller SEC Report on Form 10-K for the fiscal year ended January 31, 2004 are referred to herein as the “Seller Financial Statements.”

(c) The chief executive officer and chief financial officer of the Seller Parent have made all certifications required by, and would be able to make such certifications as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct, and the Seller is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing standards and corporate governance rules of the Nasdaq Stock Market.

(d) Since January 31, 2004, each Seller and each Subsidiary has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by the Seller Parent in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Seller Parent required under the Exchange Act with respect to such reports. The Seller Parent maintains with respect to itself, the Seller Subsidiary and each Subsidiary, internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 6.6. Absence of Undisclosed Liabilities. Except as set forth on Schedule 6.6 or reflected on the Seller Financial Statements, none of the Sellers nor any Subsidiary has any obligation or liability (whether accrued, absolute, contingent, unliquidated, or otherwise, whether due or to become due, and regardless of when asserted) arising out of or relating to the operation of the Business or the ownership or use of the Purchased Assets at or before the Closing. None of the Subsidiaries has any obligation or liability which will become due as a result of the consummation by the Sellers of the Transactions.

Section 6.7. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals, if any, as may be required under applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, or the WARN Act and any filings under similar notification laws or regulations of foreign Governmental Entities, all of which are set forth in Schedule 6.7, no other filing with or notice to and no permit, authorization, consent or approval of any Governmental Entity is necessary for the execution and delivery by the Sellers of this Agreement, the performance of the Sellers’ obligations hereunder, or the consummation by the Sellers of the Transactions.

Section 6.8. Absence of Certain Developments. Except as set forth on Schedule 6.8 and except as expressly contemplated by this Agreement, since January 31, 2005, the Sellers have not and no Subsidiary has:

(a) suffered any change that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Purchased Assets, or suffered any theft, damage, destruction, or casualty loss in excess of $250,000, to the Purchased Assets, whether or not covered by insurance, or suffered any substantial destruction of books and records included within the Purchased Assets;

(b) subjected any of the Purchased Assets to any Lien, other than Permitted Liens;

(c) sold, leased, assigned, or transferred (including, without limitation, transfers to any Insider) a material portion of any tangible Purchased Assets, or canceled without fair consideration any material debts or claims owing to or held by it relating to the Purchased Assets;

(d) entered into any material transaction with an Insider or an Affiliate not in the Ordinary Course of Business;

(e) sold, assigned, licensed, or transferred (including, without limitation, transfers to any Insider) any material Proprietary Rights included within the Purchased Assets or disclosed any material confidential information relating to the Purchased Assets (other than pursuant to agreements requiring the disclosee to maintain the confidentiality of, and preserving all rights of the Sellers and the Subsidiaries in, such confidential information) or to its knowledge received any material confidential information of any third party in violation of any obligation of confidentiality;

(f) suffered any extraordinary losses or waived any rights of material value in each case relating to the Purchased Assets;

(g) entered into, amended, or terminated any material lease, contract, agreement, or commitment included within the Purchased Assets;

(h) paid or increased any bonuses, salaries, or other compensation to any employee or consultant who principally works on the Business except in the Ordinary Course of Business or entered into any employment, severance, or similar contract or agreement with any such person except in the Ordinary Course of Business;

(i) adopted, or materially increased the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Sellers or any Subsidiary who principally work on the Business;

(j) made any loans or advances to, guarantees for the benefit of, or any investments in any Person in excess of $100,000 in the aggregate, which loans, advances, guarantees or investments relate to the Purchased Assets;

(k) conducted its cash management customs and practices with respect to the Purchased Assets other than in the Ordinary Course of Business (including, without limitation, with respect to collection of accounts receivable, purchases of supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures and operation of cash management practices generally);

(l) made any capital expenditures or commitments for capital expenditures relating to the Purchased Assets except in the Ordinary Course of Business;

(m) made a material change in its accounting methods with respect to the Business; or

(n) made or committed to make any payments or other transfers in connection with, or in contemplation of, the Transactions, except as set forth on Schedule 6.8(n).

Section 6.9. Real Property.

(a) The Sellers or the Subsidiaries, as the case may be, have full and complete ownership of the real property set forth in Schedule 6.9 (the “Owned Real Property”) except for Permitted Liens and minor imperfections of title or recorded easements, covenants or other restrictions which (i) are not substantial in amount, or (ii) do not adversely affect the value of or the right to dispose of the real property, or (iii) do not impair the Sellers’ and the Subsidiaries’ current use of the real property. The use of the real property by Sellers and the Subsidiaries is in all material respects in accordance with all Applicable Laws.

(b) Schedule 6.9 sets forth the address of each Leased Real Property and a list of all Real Property Leases (including, without limitation, all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each Leased Real Property. The Parent has made available to Purchaser a true and complete copy of each written Real Property Lease, and in the case of any oral Real Property Leases, a written summary of the basic terms thereof. Except as set forth on Schedule 6.9, with respect to each Real Property Lease: (i) the Real Property Lease is binding and enforceable against the applicable Seller, and to the knowledge of Seller Parent, the other party thereto, and in full force and effect; (ii) the Transactions shall not result in a breach of or default under the Real Property Lease or otherwise cause the Real Property Lease to cease to be binding and enforceable against the applicable Seller, and to the knowledge of Seller Parent, the other party thereto, and in full force and effect on substantially identical terms following the Closing; (iii) except as set forth in the Disclosure Schedule, neither the Sellers nor to the knowledge of Seller Parent any other party to the Real Property Lease is in material breach or default under the Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a material breach or default or permit the termination, modification or acceleration of rent under the Real Property Lease; (iv) to the knowledge of Seller Parent, no party to the Real Property Lease has repudiated any term thereof, and there are no material disputes, oral agreements or forbearance programs in effect with respect to the Real Property Lease; and (v) the Sellers and the Subsidiaries have not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered the Real Property Lease or any interest therein.

(c) The Sellers and the Subsidiaries have good title to the Leasehold Improvements, which shall be free and clear of all Liens as of the Closing Date, except Permitted Liens.

(d) The Owned Real Property, the Leased Real Property and Leasehold Improvements (collectively, the “Real Property”) include all of the real property used by the Sellers and the Subsidiaries in the operation of the Business.

Section 6.10. Purchased Assets.

(a) Except as set forth on Schedule 6.10, the Sellers own good and marketable title to, or a valid leasehold interest in all of the Purchased Assets, free and clear of all Liens, other than Permitted Liens.

(b) The Purchased Assets are operated in conformity in all material respects with Applicable Law, are in good condition and repair, reasonable wear and tear excepted, and are usable in the Ordinary Course of Business. The Purchased Assets, together with the Excluded Assets, constitute all of the assets necessary for the operation of the Business, as currently conducted.

Section 6.11. Taxes.

(a) The Sellers and the Subsidiaries have filed, or have caused to be filed, on a timely basis all Tax Returns required to be filed by or with respect to such Seller and each Subsidiary, and all such Tax Returns have been prepared in compliance with all Applicable Law and regulations and are true, complete and accurate in all respects. All Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Sellers or any Subsidiary with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement. The charges, accruals, and reserves for Taxes with respect to the Subsidiaries for any Tax period (or portion thereof) through the date of this Agreement that are reflected on the Seller Financial Statements are adequate to cover all Taxes of the Subsidiaries through such date, and the Subsidiaries will not incur any liabilities for Taxes after the date of this Agreement and prior to the Closing Date other than in the ordinary course of business.

(b) No Seller nor any Subsidiary has requested or been granted an extension of the time for filing any Tax Return which has not yet been filed, nor has any Seller consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any Taxing authority. With respect to each Taxable period of the Sellers and the Subsidiaries ending on or before the Closing Date: (i) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed in writing by any taxing authority against the Sellers or any Subsidiaries; (ii) there is no action, suit, Taxing authority proceeding or audit now in progress, pending or, to the knowledge of the Sellers, threatened against or with respect to the Sellers or any Subsidiaries; (iii) the Sellers do not expect any taxing authority to claim or assess any amount of additional Taxes against them or any Subsidiaries; (iv) no claim has ever been made by a Taxing authority in a jurisdiction where the Sellers or the Subsidiaries do not file Tax Returns that a Seller or any Subsidiary is or may be subject to Taxes assessed by such jurisdiction; (v) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Sellers or any Subsidiaries; and (vi) no Subsidiary is a party to, nor bound by, any Tax allocation or Tax sharing agreement or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes.

(c) The Transactions are not subject to the Tax withholding provisions of Code Section 3406, or of subchapter A of Chapter 3, of the Code or of any other provision of law. The Sellers and Subsidiaries are not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income Tax purposes.

(d) The Sellers and Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, all forms required under Applicable Law with respect thereto have been properly completed and timely filed, and the Sellers have maintained the requisite records with respect thereto.

(e) None of the Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting made prior to the Closing Date; (B) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; (D) prepaid amount received on or prior to the Closing Date; or (E) any intercompany transaction as defined in Treasury Regulation Section 1.1502-13 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

(f) None of the Subsidiaries has consummated, has participated in, or is currently participating in any transaction which was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(g) Each of the Subsidiaries has disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Tax law).

(h) No Subsidiary, nor any “dual resident corporation” (within the meaning of Section 1503(d) of the Code) in which a Subsidiary is considered to hold an interest, has incurred a dual consolidated loss within the meaning of Section 1503 of the Code. Each Subsidiary has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax agencies and authorities.

(i) None of the Purchased Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(j) None of the Purchased Subsidiaries has any excess loss account as defined in Treasury Regulation Section 1.1502-9 (or any corresponding or similar provision of state, local or foreign income Tax law) with respect to the stock of any Affiliate.

(k) The Parent has furnished to Purchaser true and complete copies of all income Tax income or franchise Tax Returns for the Subsidiaries filed since January 1, 2001.

(l) None of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code or subject to a lease made pursuant to Section 168(f) of the Code.

(m) Except as set forth in Schedule 6.11, no Subsidiary (i) is a party to or has any obligation under any Tax sharing, indemnity or allocation agreement or arrangement with respect to the Business, (ii) has ever been a member of an affiliated combined or consolidated group filing a consolidated or combined income Tax Return (other than a group the common parent of which was the Seller), or (iii) has liability for the Taxes of any Person by reason of former or current membership in such a consolidated or combined group, as a transferee or successor, by contract, pursuant to a reorganization or restructuring or otherwise.

Section 6.12. Inventories. All the Inventory of the Sellers and Subsidiaries included within the Purchased Assets is of a quality and quantity usable, leasable or saleable in the Ordinary Course of Business, except as to Inventory for which adequate reserves in the Seller Financial Statements have been provided and except for obsolete items, slow-moving items, damaged items, used equipment, and materials at below standard quality, all of which have been written off or written down to net realizable value and the quantities of Inventory of the Sellers and Subsidiaries included within the Purchased Assets are not excessive in relation to the requirements of the Business viewed as an ongoing business.

Section 6.13. Contracts and Commitments.

(a) Except as set forth on Schedule 6.13, no Seller or Subsidiary is a party to or bound by any of the following types of contracts, whether oral or written, which are directly related to the Business:

(i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(ii) contract relating to the employment or severance of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis or contract relating to loans to officers, directors or other Insiders;

(iii) contract under which any Seller or Subsidiary has advanced or loaned any other Person any amount, other than trade credit extended in the Ordinary Course of Business;

(iv) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any Purchased Asset, other than Permitted Liens;

(v) guaranty of any obligation;

(vi) lease or agreement under which any Seller or Subsidiary is the lessor of or permits any third party to hold or operate any personal property owned or controlled by the Sellers or the Subsidiaries;

(vii) contract or group of related contracts (excluding purchase orders issued or received in the Ordinary Course of Business) with the same party or group of affiliated parties the performance of which involves consideration in excess of $100,000;

(viii) assignment, license, indemnification or agreement with respect to any intangible property (including, without limitation, any Proprietary Rights);

(ix) brokers or finders agreements;

(x) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world;

(xi) any contract or agreement with any customer or supplier named on Schedule 6.27; or

(xii) any other agreement, other than in the Ordinary Course of Business, which relates to the Business or any Purchased Asset and involves a receipt or expenditure in excess of $100,000 annually.

(b) All of the Assigned Contracts are valid, binding and enforceable against the Sellers and, to the Knowledge of Sellers, against the other parties to the Assigned Contracts in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and as limited by general principles of equity that restrict the availability of equitable remedies. Each Seller and each Subsidiary has performed all material obligations required to be performed by it and is neither in material default under or in breach of nor in receipt of any claim of default or breach under any Assigned Contract. No event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance by the Sellers or the Subsidiaries or, to the knowledge of Seller Parent, any other party under any Assigned Contract. Except as set forth on Schedule 6.13, (i) none of the Sellers has received written notice of the intention of any party to cancel or terminate any Assigned Contract and (ii) to the knowledge of Seller Parent, there has not been any breach or anticipated breach by the other parties to any Assigned Contract.

(c) The Seller Parent has made available to the Purchaser Parent a true and correct copy of all written contracts which are disclosed on Schedule 6.13, in each case together with all amendments, waivers, or other changes thereto (all of which are disclosed on Schedule 6.13). Schedule 6.13 contains an accurate and complete description of all material terms of all oral contracts referred to therein.

Section 6.14. Solvency.

(a) None of the Sellers is now insolvent (as defined below), and will not be rendered insolvent by any of the Transactions. As used in this Section, “insolvent” means that the sum of each Seller’s debts and other probable liabilities exceeds the present fair saleable value of such Seller’s assets.

(b) Except as set forth on Schedule 6.14, immediately after giving effect to the consummation of the Transactions, (i) each Seller and each Subsidiary will be able to pay its liabilities as they become due in the usual course of such Seller’s or such Subsidiary’s business, (ii) no Seller or Subsidiary will have unreasonably small capital with which to conduct its present or proposed business, (iii) each Seller and each Subsidiary will have assets (calculated at fair market value) that exceed their liabilities, and (iv) taking into account all pending and threatened litigation, final judgments against Sellers or Subsidiaries in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, any Seller or Subsidiary will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Sellers. The cash available to each Seller and each Subsidiary, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

Section 6.15. Proprietary Rights.

(a) Schedule 6.15 contains a complete and accurate list of all Proprietary Rights of the Sellers and the Subsidiaries used in connection with, or relating to, the Business, including to the extent applicable: (i) its registration and application numbers, (ii) its current status, (iii) the class(es) of goods or services to which it relates, (iv) the relevant geographical scope of protection, (v) the patent number and issue date (if issued) or application number and filing date (if not issued), (vi) its title, and (vii) the named inventors. Schedule 6.15 also contains a complete and accurate list of all material licenses granted by the Sellers and the Subsidiaries to any third party in connection with the Business and all licenses granted by any third party to the Sellers and the Subsidiaries in connection with the Business, in each case identifying the subject Proprietary Rights. The Seller Parent has made available to the Purchaser Parent correct and complete copies of all documents embodying such licenses.

(b) Except as set forth on Schedule 6.15, (i) the Sellers and the Subsidiaries own and possess free and clear of all Liens, other than Permitted Liens, all right, title, and interest in and to, or has the right to use pursuant to a valid and enforceable license, the Proprietary Rights necessary for the operation of the Business as currently operated; (ii) no Seller or Subsidiary has received any notice of invalidity, infringement, or misappropriation from any third party with respect to any such Proprietary Rights; (iii) no Seller or Subsidiary has, in connection with the Business, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of any third parties; and (iv) no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of the Sellers or the Subsidiaries relating to the Business.

(c) All employees of the Sellers and the Subsidiaries who are retained by Purchasers following the Closing shall be free to disclose to Purchasers and Purchasers’ employees, advisors, agents and representatives (to the extent permitted by Purchasers), and to use in connection with their employment, all information known to such employee relating to the Business and the Proprietary Rights of Sellers or the Subsidiaries relating to the Business.

(d) Except as may be set forth in Schedule 6.15, no Seller or Subsidiary has disclosed, nor is it under any contractual or other obligation to disclose, to a third party any of the Sellers’ or the Subsidiaries’ trade secrets relating to the Business, except pursuant to a confidentiality and non-disclosure agreement, and, to the knowledge of the Sellers, no third party has materially breached any such agreement.

(e) Except as set forth in Schedule 6.15, (i) all current and former employees of Sellers and (ii) all independent contractors and consultants of Sellers who have had access to proprietary information of Sellers relating to the Business have entered into confidentiality, invention assignment and proprietary information agreements with one or more Sellers or Subsidiaries in substantially the forms made available to Purchaser Parent. To the knowledge of the Sellers, no employee, independent contractor or consultant of Sellers or Subsidiaries is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or administrative agency, or is subject to any other restriction that would interfere with his or her duties for Sellers with respect to the Business. To the knowledge of Sellers, the carrying on of the Business by the employees, independent contractors and consultants of Sellers or Subsidiaries and the conduct of the Business as presently conducted, will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees, independent contractors or consultants of Sellers or Subsidiaries is now obligated. Except as set forth in Schedule 6.15, no Seller or Subsidiary is utilizing nor will it be necessary to utilize in connection with the Business (i) any inventions of any independent contractors or consultants, or confidential information (including trade secrets) of a third party to which any independent contractors or consultants have been exposed, and (ii) any inventions of any employees of Sellers or Subsidiaries made, or any confidential information (including trade secrets) of a third party to which such employees were exposed, prior to their employment by Sellers or Subsidiaries, in each case excluding any of the foregoing inventions or confidential information that have been duly assigned in writing to Sellers or Subsidiaries or that are being utilized by Sellers or Subsidiaries in accordance with the terms of a license granted to Sellers or Subsidiaries in a written agreement. To the knowledge of Sellers, at no time during the conception of or reduction to practice of any of Proprietary Rights of Sellers or Subsidiaries relating to the Business was any developer, inventor or other contributor to such Proprietary Rights operating under any grants from any governmental entity or private source, performing research sponsored by any governmental entity or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any other third party that could adversely affect the rights of Sellers or Subsidiaries in such Proprietary Rights.

Section 6.16. Litigation; Proceedings. Except as set forth on Schedule 6.16, there are no actions, suits, proceedings, orders, judgments, decrees, or investigations pending or, to the knowledge of the Sellers and the Subsidiaries, threatened against any of the Sellers or the Subsidiaries (or against any of their respective officers, directors, agents, or employees (in each case, in their capacity as such)) at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, and to the knowledge of the Sellers and the Subsidiaries, there is no reasonable basis known for any of the foregoing. No Seller or Subsidiary is subject to any outstanding order, judgment, or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or any arbitrator. There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of the Sellers or Subsidiaries, threatened against any Seller or Subsidiary, by or before any court, governmental or regulatory authority or by any third party which challenges the validity of this Agreement or which would be reasonably likely to adversely affect or restrict the Sellers’ ability to consummate the Transactions.

Section 6.17. Brokerage. Except for fees owed to the Seller Financial Advisor there are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of the Sellers or the Subsidiaries.

Section 6.18. Fairness Opinion. The Board of Directors of Seller Parent has received an opinion from the Seller Financial Advisor, dated as of the date of this Agreement, to the effect that, as of such date, the Purchase Price to be issued hereunder is fair, from a financial point of view, to Seller Parent, a signed copy of which opinion will be delivered to the Purchaser Parent solely for informational purposes as promptly as practicable after receipt thereof by Seller Parent. Such opinion has not been withdrawn or modified.

Section 6.19. Governmental Licenses and Permits. Schedule 6.19 contains a complete listing and summary description of all material Licenses owned or possessed by the Sellers or the Subsidiaries or used by any of them in the operation of the Business. The Seller Parent has made available to the Purchaser Parent copies of all such Licenses. The Sellers and the Subsidiaries have duly filed all reports and returns required to be filed by it with respect to the Business with governmental authorities and accrediting bodies. Except as indicated on Schedule 6.19, each Seller and each Subsidiary owns or possesses such right in and to all Licenses which are necessary to conduct the Business as presently conducted and shall use its reasonable efforts to maintain all such Licenses in the Ordinary Course of Business. No loss or expiration of any License is pending or, to the knowledge of the Sellers of the Subsidiaries, threatened or reasonably foreseeable (including, without limitation, as a result of the consummation of the Transactions ) other than expiration in accordance with the terms thereof.

Section 6.20. Employees. Except as set forth on Schedule 6.20: (a) to the knowledge of the Sellers and the Subsidiaries, no key executive employee and no group of employees or independent contractors of any Seller or Subsidiary has any plans to terminate his, her, or their employment or relationship with such Seller or Subsidiary, other than in connection with the Transactions; (b) each Seller and each Subsidiary has complied in all material respects with all Applicable Law relating to the employment of personnel and labor; (c) no Seller or Subsidiary is a party to or bound by any collective bargaining agreement, nor has any Seller or Subsidiary experienced any strikes, grievances, unfair labor practices claims, or other material employee or labor disputes in the last five years; (d) no Seller or Subsidiary has engaged in any unfair labor practice; (e) no Seller or Subsidiary has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of such Seller or Subsidiary; and (f) there is no strike, dispute, slowdown or stoppage pending or, to the knowledge of any Seller, threatened against any Seller or Subsidiary and no Seller has knowledge of any pending termination, discrimination, breach of contract, or other employment-related claim, dispute, controversy, grievance or proceeding with respect to claims of obligations to any current or former employee or group of employees of any Seller or Subsidiary. Schedule 6.20 sets forth a complete and accurate list of the name of each officer and employee of each Seller who works principally on the Business, together with such person’s position or function, annual base salary or wages and any incentives or bonus arrangement with respect to such person. No Seller or Subsidiary has received notice that any such person will or may cease to be engaged by such Seller or Subsidiary with which such person has been associated or employed for any reason, including because of the consummation of the Transactions.

Section 6.21. Employee Benefit Plans. Schedule 6.21 sets forth a complete, accurate and detailed description of all of the employee welfare and benefit plans (“Plans”) of each Seller and each Subsidiary. The Sellers acknowledge that Purchaser Parent is assuming none of the Plans. No Seller or Subsidiary has ever sponsored, administered or contributed to any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1976, as amended (“ERISA”) or other Applicable Law, that is subject to Title IV of ERISA. There are no accrued liabilities under any Plans, programs or practices maintained on behalf of the employees of the Sellers or Subsidiaries which are not provided for on its books or in the Seller Financial Statements or which have not been fully provided for by contributions to such Plans, programs or practices. As of the date hereof, no Seller or Subsidiary maintains any employee welfare benefit plans, as defined in Section 3(1) of ERISA or other Applicable Law, which provide post-retirement benefits to former employees of the Sellers or Subsidiaries or to current employees of such Sellers or Subsidiaries after their termination of employment (including, without limitation, medical and life insurance benefits), other than as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and interpreted by regulations thereunder (“COBRA”). The Seller Parent shall provide any notices required under COBRA or other Applicable Law for events occurring on or prior to the Closing Date and shall provide all benefits required pursuant to COBRA or other Applicable Law in connection therewith.

Section 6.22. Insurance. Schedule 6.22 lists (a) all insurance policies relating to the Business under which any Seller or Subsidiary is an insured or a beneficiary or for which it is liable to pay premiums and (b) all claims under such policies exceeding, on an individual basis, $250,000 since January 31, 2004. All of such insurance policies are in full force and effect, and no Seller or Subsidiary is in default with respect to its obligations under any such insurance policies and has not been denied insurance coverage under such policies. All of such insurance policies, taken together, are sufficient for compliance with Applicable Law and any contract, agreement or other arrangement relating to the Business to which any Seller or Subsidiary is a party. Except as set forth on Schedule 6.22, no Seller or Subsidiary has any self-insurance or co-insurance programs, and the reserves set forth on the Seller Financial Statements are adequate to cover all anticipated liabilities with respect to self-insurance or coinsurance programs.

Section 6.23. Affiliate Transactions. Except as disclosed on Schedule 6.23, since October 29, 2004, no Insider of Seller Parent has become a party to any material agreement, contract, commitment, or transaction with any Seller or Subsidiary which pertains to the Business or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Business (each, an “Affiliate Transaction”).

Section 6.24. Compliance with Laws. Except as set forth on Schedule 6.24, each Seller and each Subsidiary and their respective officers, directors, agents (in their capacity as such), and employees have complied in all material respects with and are in material compliance with Applicable Law, regulations, and ordinances of foreign, federal, state, and local governments and all agencies thereof which are applicable to the Business, and no claims have been filed against any Seller or Subsidiary alleging a violation of any such laws or regulations, and the Sellers and Subsidiaries have not received notice of any such violations.

Section 6.25. Environmental Matters. Except as set forth on Schedule 6.25:

(a) Each Seller and each Subsidiary has complied in connection with the conduct of the Business in all material respects with and is currently in compliance in all material respects with all Environmental and Safety Requirements, and none of the Sellers or the Subsidiaries has received any oral or written notice, report, or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise) or any corrective, investigatory, or remedial obligations arising under Environmental and Safety Requirements which relate to any Seller or any Subsidiary or any of its properties or facilities in connection with the conduct of the Business.

(b) Without limiting the generality of the foregoing, the Sellers and the Subsidiaries have obtained and complied in all material respects with, and are currently in compliance in all material respects with, all permits, licenses, and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of the Sellers’ or the Subsidiaries’ properties or facilities which are used pursuant to the conduct of the Business. A list of all such permits, licenses, and other authorizations which are material to the Sellers is set forth on Schedule 6.25.

(c) Neither this Agreement, nor the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby shall impose any obligations on the Sellers or Subsidiaries or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including, without limitation, any so called “transaction-triggered” or “responsible property transfer” laws and regulations).

(d) None of the following exists at any property or facility owned, occupied, or operated by any Seller or Subsidiary: (i) underground storage tanks or surface impoundments; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills.

(e) No Seller or Subsidiary has ever treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released (as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended “CERCLA”) pursuant to the conduct of the Business any substance (including, without limitation, any hazardous substance) or owned, occupied, or operated any facility or property used in the conduct of the Business, so as to give rise to liabilities of the Sellers or Subsidiaries for response costs, natural resource damages, or attorneys’ fees pursuant to CERCLA or any other Environmental and Safety Requirements, except to the extent in compliance with Environmental and Safety Requirements.

(f) Without limiting the generality of the foregoing, no facts, events, or conditions relating to the past or present properties or facilities used in the conduct of the Business, or operations of the Sellers or Subsidiaries in the conduct of the Business shall give rise to any material corrective, investigatory, or remedial obligations pursuant to Environmental and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise) pursuant to Environmental and Safety Requirements, including, without limitation, those liabilities relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes, personal injury, property damage, or natural resources damage.

(g) No Seller or Subsidiary has, either expressly or by operation of law, assumed or undertaken any liability or corrective investigatory or remedial obligation of any other Person in connection with the conduct of the Business relating to any Environmental and Safety Requirements.

Section 6.26. Illegal Payments. In the conduct of the Business, none of the Sellers, the Subsidiaries nor, to the knowledge of the Sellers, any other Person has, directly or indirectly, on behalf of or with respect to any Seller, engaged in any transaction or made or received any payment which was not properly recorded in the books and records of such Seller or Subsidiary, including any unrecorded or misrecorded payment to any insurance agent, adjuster or such other third party which reasonably could be construed to be an unlawful kickback, referral fee or similar payment.

Section 6.27. Customers and Suppliers. Set forth on Schedule 6.27 is a correct and current list of (a) the ten (10) largest customers of the Sellers and Subsidiaries, in terms of the revenues generated from the sale of products and services of the Sellers and Subsidiaries (collectively) to such customers in the twelve-month period ended October 29, 2004, showing the approximate aggregate dollar amount of revenues from each such customer during such period; and (b) the ten (10) largest suppliers of the Sellers and Subsidiaries in terms of purchases made by the Sellers and Subsidiaries (collectively) during the twelve-month period ended October 29, 2004, showing the approximate aggregate dollar amounts of purchases by the Sellers and Subsidiaries (collectively) from each such supplier during that period. None of such customers or suppliers has given notice to any Seller or Subsidiary that it intends to cease doing business with the Sellers or the Subsidiaries, as applicable.

Section 6.28. Product Warranties and Liabilities. The standard warranties and product return policies applicable to the products and services offered by the Sellers and the Subsidiaries relating to the Business and material variations from such warranties and return policies, other than those implied by operation of Applicable Law, are set forth on Schedule 6.28. Except as otherwise set forth on Schedule 6.28, no Seller has knowledge of any fact or of the occurrence of any event which might reasonably form the basis of any present or future claim against any Seller or Subsidiary, whether or not fully covered by insurance, for liability on account of negligence or product liability or on account of any return policies or warranties which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Purchased Assets. Adequate reserves have been set aside in the Seller Financial Statements for claims relating to warranties and product returns.

Section 6.29. Entities Engaged in Business. The Seller Subsidiary and the Subsidiaries are the only Affiliates of Seller Parent engaged in the Business and, upon consummation of the Transactions, except for the Excluded Assets, Purchaser Parent or its wholly-owned subsidiary(ies) shall acquire all of the assets used in the Business.

Section 6.30. Proxy Statement/Prospectus; Registration Statement. The information supplied by Seller Parent for inclusion or incorporation by reference in the Registration Statement as it relates to Sellers, at the time the Registration Statement is declared effective by the SEC, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Seller Parent for inclusion in the Proxy Statement/Prospectus at the date the Proxy Statement/Prospectus is first mailed to shareholders, at the time of the Seller Parent Stockholders Meeting, and at the Closing shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Sellers make no representation or warranty with respect to any information supplied by the Purchasers which is contained in the Registration Statement or Proxy Statement/Prospectus.

Section 6.31. Breach by Purchaser. Sellers are not aware of any breach by Purchasers of any representation, warranty, covenant or agreement under this Agreement.

Section 6.32. Disclosure. Neither this Agreement, the other Transaction Documents, nor any of the schedules, attachments or exhibits hereto, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, not misleading.

ARTICLE VII — REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

As a material inducement to the Seller Parent to enter into this Agreement, the Purchasers, jointly and not severally, hereby represent and warrant to the Sellers that:

Section 7.1. Organization and Corporate Power.

(a) Purchaser Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each Purchaser Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization. Each Purchaser is duly qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing individually or in the aggregate is not reasonably likely to have a Material Adverse Effect.

(b) Each Purchaser has full organizational power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the contracts to which it is party.

(c) The Purchaser Parent has made available to the Seller Parent correct and complete copies of the Articles of Incorporation and bylaws (or equivalent governing documents) for each Purchaser, which documents reflect all amendments made thereto at any time before the date hereof. No Purchaser is in default under or in violation of any provision of its Articles of Incorporation or bylaws (or equivalent governing documents). All corporate decisions of the board of directors and the shareholders in general meetings of each Purchaser have been made in accordance with such Purchaser’s governing documents and Applicable Law in force at the time such decisions were made.

Section 7.2. Authorization of Transactions. The Purchasers have all requisite power and authority to execute and deliver the Transaction Documents to which any is a party and to consummate the Transactions. The board of directors of the Purchaser Parent has duly approved the Transaction Documents and has duly authorized the execution and delivery of the Transaction Documents the performance of the Purchasers’ obligations thereunder and the consummation of the Transactions. No other proceedings on the part of the Purchasers are necessary to approve and authorize the execution and delivery of the Transaction Documents the performance of the Purchasers’ obligations thereunder and the consummation of the Transactions. All Transaction Documents to which the Purchasers are a party have been duly executed and delivered by the Purchaser Parent or Purchaser Subsidiary, as the case may be, and constitute the valid, legal and binding agreements of the Purchaser Parent or Purchaser Subsidiary, as the case may be, enforceable against the Purchaser Parent or Purchaser Subsidiary in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and as limited by general principles of equity that restrict the availability of equitable remedies.

Section 7.3. Absence of Conflicts. Neither the execution, delivery and performance of this Agreement by the Purchasers nor the consummation by the Purchasers of the Transactions will: (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or bylaws (or similar governing documents) of any Purchaser; (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, payment, acceleration or Lien) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which any Purchaser is a party or by which any Purchaser or any of their respective properties or assets are bound; or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to any Purchaser or any of their respective properties or assets.

Section 7.4. SEC Filings; Financial Statements; Disclosure Controls.

(a) The Purchaser Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto (collectively, the “Purchaser SEC Reports”), required to be filed by the Purchaser Parent with the SEC since January 1, 2003. The Purchaser SEC Reports, including all forms, reports and documents filed by the Purchaser Parent with the SEC after the date hereof and prior to the Closing Date, (i) were and, in the case of Purchaser SEC Reports filed after the date hereof, will be, prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by the Purchaser with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Purchaser SEC Reports or necessary in order to make the statements in such Purchaser SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Purchaser Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Purchaser SEC Reports, including any Purchaser SEC Reports filed between the date of this Agreement and the Closing, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of the Purchaser Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of the operations and cash flows of the Purchaser and its consolidated subsidiaries for the periods indicated, except as otherwise explained therein and except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been made and are not expected to be material in amount, individually or in the aggregate. The audited financial statements of the Purchaser Parent contained in the Purchaser SEC Report on Form 10-K for the fiscal year ended December 31, 2003 are referred to herein as the “Purchaser Financial Statements.”

(c) The chief executive officer and chief financial officer of the Purchasers have made all certifications required by, and would be able to make such certifications as of the date hereof as of the Closing Date as if required to be made as of such dates pursuant to, Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct, and the Purchaser is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing standards and corporate governance rules of the Nasdaq Stock Market.

(d) Since December 28, 2003 the Purchaser and each Purchaser Subsidiary has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by the Purchaser in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Purchaser’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Purchaser required under the Exchange Act with respect to such reports. The Purchaser maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 7.5. Absence of Undisclosed Liabilities. Except as set forth on Schedule 7.5, the Purchasers have no obligations or liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise, whether due or to become due, and regardless of when asserted) arising out of or relating to the operation of its business at or before the Closing, except liabilities reflected on the Purchaser Financial Statements.

Section 7.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals, if any, as may be required under applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, and the HSR Act, and any filings under similar notification laws or regulations of foreign Governmental Entities, no other filing with or notice to and no permit, authorization, consent or approval of any Governmental Entity is necessary for the execution and delivery by the Purchasers of this Agreement, the performance of the Purchasers’ obligations hereunder, or the consummation by the Purchasers of the Transactions.

Section 7.7. Capitalization.

(a) The authorized capital stock of Purchaser Parent consists of (i) 250,000,000 shares of Common Stock, of which, as of February 28, 2005, 99,619,488 shares were issued and outstanding, and (ii) 5,000,000 shares of Preferred Stock, none of which are issued and outstanding. All of the outstanding shares of Purchaser Parent’s Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights (other than rights under Purchaser Parent’s shareholders rights plan). As of January 2, 2005, Purchaser Parent had reserved an aggregate outstanding balance of 10,659,154 shares of Common Stock for issuance pursuant to Purchaser Parent’s 1995 Stock Option Plan, 1996 Stock Incentive Plan, 1996 Director Stock Option Plan, 2000 Stock Option Plan and 2002 Stock Option Plan, under which options to purchase 8,949,251 shares of Purchaser Common Stock were outstanding, 1,342,102 shares of Purchaser Parent’s Common Stock were available for issuance pursuant to Purchaser Parent’s Employee Stock Purchase Plan, 12,392,7575 shares of Purchaser Parent’s Common Stock were reserved for issuance upon conversion of Purchaser Parent’s outstanding 1.25% Convertible Subordinated Notes Due 2008 and 18,034,265 shares of Purchaser Parent’s Common Stock were reserved for issuance upon conversion of Purchaser Parent’s outstanding 1.875% Convertible Subordinated Notes Due 2024. Except as set forth in the immediately preceding sentence, no shares of capital stock or other equity securities of any class of Purchaser, or any securities exchangeable or convertible into or exercisable for such equity securities, are issued, reserved for issuance or outstanding except as set forth in the Purchaser Financial Statements and except for rights issuable pursuant to the Rights Agreement between Purchaser Parent and U.S. Stock Transfer Corporation dated as of June 1, 2001, as amended (the “Rights Agreement”) or any other right issued in substitution thereof. All of the outstanding shares of Purchaser’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Purchaser Parent’s Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable.

(b) All of the shares of Purchaser’s Common Stock issuable to Seller as the Stock Purchase Price will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of restriction on transfer or preemptive rights (other than rights under the Rights Agreement). All of the shares of Purchaser’s Common Stock issuable to Seller as the Stock Purchase Price will be issued in compliance with Applicable Law, including without limitation all applicable federal and state securities laws.

Section 7.8. Absence of Certain Developments. Except as set forth on Schedule 7.8 and except as expressly contemplated by this Agreement, since October 3, 2004, the Purchasers have not suffered any change that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.9. Brokerage. Except for fees owed to Deutsche Bank Securities there are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of the Purchasers.

Section 7.10. Proxy Statement/Prospectus; Registration Statement. The information supplied by the Purchasers for inclusion or incorporation by reference in the Registration Statement or Proxy Statement/Prospectus as it relates to Purchasers, at the time the Registration Statement is declared effective by the SEC or at the date the Proxy Statement/Prospectus is first mailed to shareholders, respectively, and with respect to the Proxy Statement/Prospectus at the time of the Seller Parent Stockholders Meeting and the Closing shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Notwithstanding the foregoing, Purchasers make no representation or warranty with respect to any information supplied by the Sellers which is contained in the Registration Statement or Proxy Statement/Prospectus.

Section 7.11. Compliance with Laws. Except as set forth on Schedule 7.11, each Purchaser and their respective officers, directors, agents (in their capacity as such), and employees have complied in all material respects with and are in material compliance with Applicable Law, regulations, and ordinances of foreign, federal, state, and local governments and all agencies thereof, and no claims have been filed against any Purchaser alleging a violation of any such laws or regulations, and the Purchasers have not received notice of any such violations.

Section 7.12. Proprietary Rights. The Purchaser Parent owns and possesses free and clear of all Liens, all right, title, and interest in and to, or has the right to use pursuant to a valid and enforceable license, the Proprietary Rights necessary for the operation of its business as currently operated.

Section 7.13. Litigation; Proceedings. There is no claim, action, suit, proceeding or governmental investigation pending against any Purchaser, by or before any court, governmental or regulatory authority or by any third party which challenges the validity of this Agreement or which would be reasonably likely to materially adversely affect or restrict the Purchasers’ ability to consummate the Transactions.

Section 7.14. Seller Parent’s Customers. Purchasers do not have, as of the date hereof, current actual knowledge of any specific fact or circumstance which causes Purchasers to believe that there will be, as a result of the announcement of the Transactions, any material adverse change in the business relationship between Seller Parent and any of the four (4) largest customers named on Schedule 6.27.

Section 7.15. Breach by Seller. Purchasers are not aware of any breach by Sellers of any representation, warranty, covenant or agreement under this Agreement.

Section 7.16. Disclosure. Neither this Agreement, the other Transaction Documents, nor any of the schedules, attachments or exhibits hereto, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, not misleading.

ARTICLE VIII — TERMINATION

Section 8.1. Termination. This Agreement may be terminated at any time before the Closing:

(a) by the mutual written consent of the Seller Parent and Purchaser Parent duly authorized by each of their respective Boards of Directors; or

(b) by either of Seller Parent and Purchaser Parent:

(i) if the Transactions shall not have been consummated on or before July 27, 2005 (the “Outside Date”), provided, however, that (A) the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party if the failure of the Transactions to have been consummated on or before the Outside Date was due to such Party’s breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; and (B) that the right of Seller Parent to terminate this Agreement under this Section 8.1(b)(i) shall not be available to Seller Parent prior to September 1, 2005, if the failure of the Transactions to have been consummated on or before such date was due to the failure to hold the Seller Stockholders Meeting on or before such date for reasons due to the SEC’s review of the Proxy Statement or Seller Parent’s SEC Reports.

(ii) if any Restraint shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if such Restraint was primarily due to such party’s breach or failure to perform any of its covenants or agreements set forth in this Agreement which are required to be performed prior to the Closing; or

(iii) if the Seller Stockholder Approval shall not have been obtained at the Seller Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c) by Purchaser Parent:

(i) if it is not then in material breach of its obligations under this Agreement and if (i) any of Sellers’ representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 4.2(a) would not be satisfied, or (ii) any of Sellers’ covenants contained in this Agreement shall have been breached such that the condition set forth in Section 4.2(b) would not be satisfied; provided, however, that Purchaser Parent shall not terminate this Agreement under this Section 8.1(c)(i) on account of any breach or inaccuracy that is curable by Sellers unless Sellers fail to cure such inaccuracy or breach within five (5) business days after receiving written notice from Purchaser Parent of such inaccuracy or breach (a “Terminating Seller Breach”);

(ii) if (x) the Seller Parent enters into a Seller Acquisition Agreement or (y) the Board of Directors of the Seller Parent or any committee thereof (A) shall have withdrawn or modified, in a manner adverse to Purchaser Parent, the Seller Board Recommendation or its approval of any of the Transactions or failed to include the Seller Board Recommendation in the Proxy Statement/Prospectus, (B) shall have approved or recommended to the shareholders of the Seller Parent a Takeover Proposal or (C) shall not have rejected any bona fide written or publicly announced offer for a Takeover Proposal within ten (10) days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance of a tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer); or

(d) by the Seller Parent:

(i) it is not then in material breach of its obligations under this Agreement and if (i) any of Purchasers’ representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 4.3(a) would not be satisfied, or (ii) any of Purchasers’ covenants contained in this Agreement shall have been breached such that the condition set forth in Section 4.3(b) would not be satisfied; provided, however, that Seller Parent shall not terminate this Agreement under this Section 8.1(d)(i) on account of any breach or inaccuracy that is curable by Purchasers unless Purchasers fail to cure such inaccuracy or breach within five (5) business days after receiving written notice from Seller Parent of such inaccuracy or breach (a “Terminating Purchaser Breach”); or

(ii) if (A) the Sellers have not breached Section 10.4 (other than immaterial breaches that have not directly or indirectly resulted in the making of a Takeover Proposal), (B) the Seller Stockholder Approval has not been obtained (other than as a result of the breach of this Agreement by the Seller Parent) and (C) concurrently the Seller Parent enters into a definitive Seller Acquisition Agreement providing for a Superior Proposal in accordance with Section 10.4; provided, that prior thereto or concurrently therewith the Seller Parent shall have paid or caused to be paid the Termination Fee to Purchaser Parent in accordance with Section 8.3 (and such termination of this Agreement by the Seller Parent shall not take effect unless and until the Termination Fee shall have been paid to Purchaser Parent).

Section 8.2. Effect of Termination. In the event of termination of this Agreement by either the Seller Parent or the Purchaser Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party to any other Party under this Agreement, except that the provisions of this Section 8.2 and Article XI shall continue in full force and effect and except that nothing herein shall relieve any Party from liability for any breach of this Agreement before such termination.

Section 8.3. Termination Fee.

(a) In the event that

(i) (A) this Agreement is terminated by the Seller Parent or Purchaser Parent pursuant to Section 8.1(b)(i) (and at the time of such termination a vote to obtain the Seller Stockholder Approval has not been held) or Section 8.1(b)(iii) or by Purchaser Parent pursuant to Section 8.1(c)(i), (B) prior to such termination, any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Purchaser Parent and its subsidiaries, Affiliates and Representatives (on behalf of Purchaser Parent), shall have made a Takeover Proposal or shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal and (C) the Seller Parent enters into a definitive agreement with respect to a transaction contemplated by any Takeover Proposal within nine (9) months of the date this Agreement is terminated,

(ii) this Agreement is terminated by Purchaser Parent pursuant to Section 8.1(c)(ii) or

(iii) this Agreement is terminated by the Seller Parent pursuant to Section 8.1(d)(ii),

then in any such event under clause (i), (ii) or (iii) of this Section 8.3(a), the Seller Parent shall pay to Purchaser Parent a termination fee of $5,650,000 in cash (the “Termination Fee”).

(b) Any payment required to be made pursuant to clause (i) of Section 8.3(a) shall be made to Purchaser Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Takeover Proposal; any payment required to be made pursuant to clause (ii) of Section 8.3(a) shall be made to Purchaser Parent promptly following (and in any event not later than two business days after) termination of this Agreement by Purchaser Parent pursuant to Section 8.1(c)(ii); and any payment required to be made pursuant to clause (iii) of Section 8.3(a) shall be made to Purchaser Parent prior to or simultaneously with (and as a condition to the effectiveness of) termination of this Agreement by Seller Parent pursuant to Section 8.1(d)(ii). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Purchaser Parent.

(c) In the event that Seller Parent shall fail to pay the Termination Fee required pursuant to this Section 8.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at an annual rate equal to the Prime Rate. In addition, if Seller Parent shall fail to pay such fee when due, Seller Parent shall also pay to Purchaser Parent all of Purchaser Parent’s costs and expenses (including attorneys’ fees) in connection with reasonable efforts to collect such fee. The Seller Parent acknowledges that the fee and the other provisions of this Section 8.3. are an integral part of the Transactions and that, without these agreements, Purchaser Parent would not enter into this Agreement.

ARTICLE IX — INDEMNIFICATION AND RELATED MATTERS

Section 9.1. Survival. All representations, warranties, covenants, and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement shall survive the Closing Date and the consummation of the Transactions until the Applicable Limitation Date and shall not be affected by any examination made for or on behalf of any Party, the knowledge of any of such Party’s officers, directors, stockholders, employees, or agents, or the acceptance of any certificate or opinion. Notwithstanding the foregoing, no Party shall be entitled to recover for any Loss pursuant to Section 9.2(a)(i) or Section 9.2(c)(i) unless written notice of a claim thereof is delivered to the other Party before the Applicable Limitation Date. For purposes of this Agreement, the term “Applicable Limitation Date” shall mean the date which is nine (9) months after the Closing Date; provided that there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive forever) with respect to any Loss arising from or related to a breach of the representations and warranties of the Seller Parent set forth in Section 6.1 (Organization and Corporate Power), Section 6.2 (Authorization of Transactions), Section 6.3 (Absence of Conflicts), Section 6.4 (Capitalization), Section 6.10 (Purchased Assets), Section 6.11 (Taxes) or Section 6.18 (Brokerage), and with respect to any Loss arising from or related to a breach of the representations and warranties of the Purchasers set forth in Section 7.1 (Organization and Corporate Power), Section 7.2 (Authorization of Transactions), Section 7.3 (Absence of Conflicts), Section 7.7 (Capitalization) or Section 7.9 (Brokerage) (collectively, the “Fundamental Representations and Warranties”).

Notwithstanding anything to the contrary in this Agreement, except for claims under this Agreement relating to (i) any breach of any of the Fundamental Representations and Warranties or (ii) any Retained Liability, recourse by Purchasers or Purchaser Parties (as defined below) against the Escrow Account shall be the sole and exclusive right and remedy exercisable by such Purchasers or Purchaser Parties for any other claim under this Agreement including without limitation for any misrepresentation or breach of representation or warranty made by Sellers in this Agreement, the schedules, exhibits hereto or in any of the certificates or other instruments or documents delivered by Sellers pursuant to this Agreement, or exhibits or schedules hereto or for any nonfulfillment or breach of any covenant, agreement or other provision by Sellers under this Agreement, or exhibits or schedules hereto and except for claims relating to any of the matters specifically set forth in (i) and (ii) above, the liability of the Sellers hereunder shall be limited so that the Sellers shall not be obligated to pay any amount for indemnification or otherwise under this Agreement in an aggregate amount in excess of the Escrow Amount. Notwithstanding the foregoing sentence, nothing in this Agreement shall limit the liability in amount or otherwise of the Sellers with respect to any fraud, criminal activity or intentional breach by Sellers of any covenant contained in this Agreement brought within the applicable statute of limitations for an action with respect to such claim.

Section 9.2. Indemnification.

(a) Indemnification by the Sellers. Subject to survival of the applicable representations, warranties, covenants or agreements as set forth in Section 9.1 and the limitations set forth below, Seller Parent shall and shall cause each of the other Sellers to, jointly and severally, indemnify the Purchasers, and each of the Purchasers’ respective officers, directors, shareholders, employees, agents, representatives, Affiliates, successors, and assigns (collectively, the “Purchaser Parties”) and hold each of them harmless from and against, and pay on behalf of or reimburse such Purchaser Parties in respect of, any Loss which any such Purchaser Party may suffer, sustain, or become subject to, as a result of or relating to:

(i) the breach of any representation or warranty made by any Seller contained in this Agreement or in any certificate delivered by any Seller with respect thereto in connection with the Closing;

(ii) the breach of any covenant or agreement made by any Seller contained in this Agreement;

(iii) any liability or obligation related to the use, ownership or operation of the Business or any of the Purchased Assets, in each case prior to Closing, except for the Assumed Obligations; and

(iv) any Retained Liabilities.

(b) Limitations on Indemnification by the Sellers. The indemnification provided for in Sections 9.2(a)(i) and (ii) above is subject to the following limitations:

(i) The Sellers shall be liable to the Purchaser Parties with respect to claims referred to in Sections 9.2(a)(i) or (ii) only if a Purchaser Party gives the Sellers written notice thereof within the Applicable Limitation Date.

(ii) The aggregate amount of all payments made by the Sellers in satisfaction of claims for indemnification pursuant to Sections 9.2(a)(i) and (ii) shall not exceed the Escrow Amount (the “Cap”).

(iii) Claims for indemnification by the Purchaser Parties against the Sellers with respect to the matters referred to in Section 9.2(a) above may be satisfied by proceeding directly against one or more Sellers. Each Seller shall be responsible for the full amount of such Losses or other amounts (subject to any express limitations provided in this Agreement).

(iv) The Sellers shall not be liable to indemnify any Purchaser Parties pursuant to Section 9.2(a)(i) unless and until the Purchaser Parties have collectively suffered a Loss or aggregate Losses pursuant to such section in excess of $500,000 in the aggregate (the “Basket”) (at which point, subject to the other limitations herein, the Sellers shall be liable to the Purchaser Parties only for Losses incurred in excess of the Basket). The foregoing limitation shall not apply with respect to Claims for indemnification by the Purchaser Parties against the Sellers with respect to the matters referred to in Section 9.2(a)(ii) above.

(v) In addition to the indemnification rights provided hereunder, the Purchaser Parties shall be entitled to all other rights and remedies available in law or equity, subject to Section 9.1.

Notwithstanding any implication to the contrary contained in this Agreement, so long as the Purchaser Parent delivers written notice of a claim to the Sellers no later than the Applicable Limitation Date, the Sellers shall be required to indemnify the Purchaser Parties for all Losses (subject to the Basket and Cap limitations and the limitations set forth in Section 9.1) which the Purchaser Parties may incur in respect of the matters which are the subject of such claim, regardless of when incurred. Notwithstanding any implication to the contrary contained in this Agreement, the limits on indemnification set forth in this Agreement shall not apply to claims for damages arising from fraud.

(c) Indemnification by the Purchaser. The Purchasers shall, jointly and severally, indemnify the Sellers and each of the Sellers’ respective officers, directors, shareholders, employees, agents, representatives, Affiliates, successors, and assigns (collectively, the “Seller Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Seller Parties in respect of any Loss which such Seller Party may suffer, sustain, or become subject to, as a result of or relating to:

(i) the breach of any representation or warranty made by any Purchaser contained in this Agreement or in any certificate delivered by any Purchaser with respect thereto in connection with the Closing;

(ii) the breach of any covenant or agreement made by any Purchaser contained in this Agreement; or

(iii) the Assumed Obligations.

(d) Limitations on Indemnification by the Purchasers. The indemnification provided for in Sections 9.2(c)(i) and (ii) above is subject to the following limitations:

(i) The Purchasers shall be liable to the Seller Parties with respect to claims referred to in Sections 9.2(c)(i) or (ii) only if a Seller gives the Purchasers written notice thereof within the Applicable Limitation Date.

(ii) The aggregate amount of all payments made by the Purchaser in satisfaction of claims for indemnification pursuant to Sections 9.2(c)(i) or (ii) shall not exceed the Cap.

(iii) Claims for indemnification by the Seller Parties against the Purchasers with respect to the matters referred to in Sections 9.2(c)(i) or (ii) above may be satisfied by proceeding directly against one or more Purchasers. Each Purchaser shall be responsible for the full amount of such Losses or other amounts (subject to any express limitations provided in this Agreement).

(iv) The Purchasers shall not be liable to indemnify any Seller Parties pursuant to Section 9.2(c)(i) unless and until the Seller Parties have collectively suffered a Loss or aggregate Losses pursuant to such section in excess of the Basket (at which point, subject to the other limitations herein, the Purchasers shall be liable to the Seller Parties only for Losses incurred in excess of the Basket). The foregoing limitation shall not apply with respect to Claims for indemnification by the Seller Parties against the Purchasers with respect to the matters referred to in Section 9.2(c)(ii) above.

(v) In addition to the indemnification rights provided hereunder, the Seller Parties shall be entitled to all other rights and remedies available in law or equity, subject to the limitations set forth in this Section 9.2.

Notwithstanding any implication to the contrary contained in this Agreement, so long as a Seller delivers written notice of a claim to the Purchasers no later than the Applicable Limitation Date, the Purchasers shall be required to indemnify the Seller Parties for all Losses which the Seller Parties may incur in respect of the matters which are the subject of such claim, regardless of when incurred. Notwithstanding any implication to the contrary contained in this Agreement, the limits on indemnification set forth in this Agreement shall not apply to claims for damages arising from fraud.

(e) Procedures. If a Party seeks indemnification under this Article IX, such Party (the “Indemnified Party”) shall promptly give written notice to the other Party (the “Indemnifying Party”) after receiving written notice of any action, lawsuit, proceeding, investigation, or other claim against it (if by a third party) or discovering the liability, obligation, or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced the Indemnifying Party. In that regard, if any action, lawsuit, proceeding, investigation, or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article IX, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation, or other claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s expense and option (subject to the limitations set forth below) and shall be entitled to control and appoint lead counsel of such defense which shall be counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first agree in writing to be fully responsible for all Losses relating to such claims and to provide full indemnification to the Indemnified Party for all Losses relating to such claim; and provided further that the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control (each, an “Indemnified Party Controlled Proceeding”) (i) involves a claim to which the Indemnified Party reasonably believes could be materially detrimental to or injure the Indemnified Party’s reputation, customer or supplier relations or future business prospects, (ii) seeks non-monetary relief from the Indemnified Party (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages), (iii) involves criminal allegations with respect to the Indemnified Party, (iv) is one in which the Indemnifying Party is also a party and joint representation would result in a conflict of interests or as to the principal allegations there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, or (v) involves a claim as to which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to reasonably prosecute or defend. With respect to actions, lawsuits, proceedings and investigations or other claims asserted by a third party which are outstanding as of the Closing Date, if the Sellers are currently defending such action, lawsuit, proceeding, investigation or other claim, the Sellers shall have the right to control such defense subject to the right of the Purchaser Parties to divest the Sellers of such right if such action, lawsuit, proceeding, investigation or other claim would be an Indemnified Party Controlled Proceeding hereunder.

If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the sole cost and expense of the Indemnified Party.

If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no adverse effect on any other claims that may be made against the Indemnified Party and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

Section 9.3. Certain Tax Matters.

(a) Sellers to Pay. The Sellers, and not the Purchasers, shall be required to pay when due all Taxes of any kind or nature arising from (i) the conduct or operation by the Sellers of the Business and (ii) the consummation of the Transactions, including, without limitation, all excise, value added, registration, stamp, property, documentary, transfer, sales, use and similar Taxes, levies, charges and fees (including all real estate transfer Taxes) incurred, or that may be payable to any Taxing authority, in connection with, the Transactions (including without limitation the sale, transfer, and delivery of the Purchased Assets) contemplated by this Agreement (the “Transfer Taxes”). Notwithstanding the foregoing, Purchasers may (but shall not be obligated to) pay when due any such Taxes assessed against any of them, or any of the Purchased Assets, but which are payable by the Sellers pursuant hereto, if the Sellers’ failure to do so, in the reasonable judgment of Purchasers, could result in the imposition of a Lien on any of the Purchased Assets or any other assets of Purchasers or would constitute a violation of any agreement to which Purchasers are subject, if any Seller fails to contest such assessment or charge diligently and in good faith. If Purchasers pay any Taxes which pursuant hereto are required to be borne by the Sellers, Purchasers shall be entitled to reimbursement thereof from the Sellers.

(b) Transfer Tax Returns. Seller Parent shall and shall cause each of the other Sellers to file or cause to be filed all necessary Tax Returns and other documentation with respect to such Transfer Taxes and the Sellers shall bear the expense of such filings. If required by Applicable Law, Purchasers shall join in the execution of any such Tax Returns of such other documentation.

(c) Straddle Periods. Subject to Section 9.3(a), all property taxes (other than real estate transfer taxes), personal property taxes and similar ad valorem obligations in respect of the Purchased Assets that relate to periods beginning prior to the Closing Date and ending after the Closing Date (“Straddle Periods”) shall be prorated in accordance with the rules provided in Section 164(d) of the Code. Purchaser Parent shall prepare or cause to be prepared all Straddle Period Tax Returns, provided that Purchaser Parent, acting in its sole discretion, may elect to have Seller Parent prepare one or more Straddle Period Tax Returns by providing Seller Parent notice of such election to Seller Parent at least sixty (60) days prior to the due date of any such return. The Party preparing a Straddle Period Tax Return (the “Preparing Party”) shall provide each such return to the other Party for review not less than twenty business days in advance of the due date thereof, and such other Party shall pay to the Preparing Party its prorated portion of the Tax shown to be due on each such return not less than five business days before the due date of such payment. All Tax Returns prepared pursuant to this Section 9.3(c) shall be prepared in accordance with past practices unless otherwise required by law.

Section 9.4. Tax Indemnification. From and after the Closing Date, Seller Parent shall and shall cause each other Seller to protect, defend, indemnify and hold harmless the Purchasers from any and all Taxes imposed on the Purchasers and any Loss resulting from (a) Taxes described in Section 9.3(a) and 9.3(d)(i) above for all such taxable periods indicated therein; (b) Taxes described in Section 9.3(c) which are allocated and prorated to the Sellers in accordance with such section, (c) breaches of representations and warranties in Section 6.11, (d) the Seller’s failure to file the Tax

Returns required to be filed by Sellers in accordance with Sections 9.3(b), 9.3(c) and 9.3(g) above, or (e) any Tax allocation or Tax sharing or similar agreement, as a transferee or successor, by contract or otherwise. Notwithstanding anything in this Agreement to the contrary, the indemnification under this Section 9.4 and the indemnification for Taxes set forth elsewhere in Section 9.3 hereof shall not be subject to the Basket or the Cap.

Section 9.5. Treatment of Indemnity Payments. All payments made by Sellers to or for the benefit of Purchasers pursuant to any indemnification obligations under this Agreement, will be treated as adjustments to the purchase price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by Applicable Law.

Section 9.6. Cooperation. To the extent relevant to the Purchased Assets, each Party shall (a) provide the other assistance as may be reasonably requested in connection with the preparation of any Tax Return or the conduct of any audit or examination or other proceeding and (b) retain and provide the other with information that may be relevant to the preparation of a Tax Return, or the conduct of an audit, examination or other proceeding relating to Taxes.

Section 9.7. Bulk Sales Laws. The Purchasers waive compliance by the Sellers with the requirements of applicable bulk sales legislation in connection with the completion of the Transactions. Seller Parent will and will cause each other Seller to indemnify the Purchasers with respect to all Losses which the Purchasers may incur or suffer as a result of the Sellers’ non-compliance with such legislation, except to the extent that such costs, expenses, damages or losses arise from the Purchasers’ failure to pay or satisfy any of the Assumed Obligations.

Section 9.8. Section 338(g) Election. Notwithstanding any other provision of this Agreement, Sellers acknowledge and agree that Purchaser Parent may, at its discretion, make one or more Code Section 338(g) elections with respect to the Seller Subsidiaries.

ARTICLE X — ADDITIONAL AGREEMENTS

Section 10.1. Press Releases and Announcements. Before the Closing Date, no press releases related to this Agreement and the Transactions, or other announcements to the employees, customers, or suppliers of the Sellers shall be issued by any Party without the prior written consent of the Seller Parent and the Purchaser Parent, except for any public disclosure which any Party in good faith believes is required by law or regulation. After the Closing Date, no press releases related to this Agreement and the Transactions shall be issued by the Sellers without the prior approval of the Purchaser Parent, except for any public disclosure which is required by law or regulation.

Section 10.2. Specific Performance. Seller Parent acknowledges that the Business is unique and recognizes and affirms that in the event of a breach of this Agreement by the Sellers, money damages may be inadequate and the Purchaser may have no adequate remedy at law. Accordingly, Seller Parent agrees that the Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the Sellers’ obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive, or other equitable relief.

Section 10.3. Expenses. Unless otherwise specifically provided for herein, the Parties shall pay all of their own fees, costs, and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers, or other representatives and consultants and appraisal fees, costs, and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder, and the consummation of the Transactions; provided, however, that Seller Parent and Purchaser Parent shall share equally (i) all fees and expenses, other than attorneys’ and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and (ii) all fees and expenses, other than attorneys’ and accountants’ fees, in connection with any filings under the HSR Act.

Section 10.4. No Solicitation by the Seller Parent; Etc.

(a) The Seller Parent shall, and shall cause the Seller Subsidiaries and the Sellers’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to immediately cease and cause to be terminated any discussions or negotiations with any Person with respect to a Takeover Proposal. Seller Parent shall not, and shall cause each other Seller and their respective subsidiaries and Representatives not to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal; provided, however, that if after the date hereof the Board of Directors of the Seller Parent receives an unsolicited, bona fide written Takeover Proposal in circumstances not involving a breach of this Agreement and the Board of Directors of the Seller Parent determines in good faith that such Takeover Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and with respect to which such Board determines in good faith, after considering applicable provisions of California law and after consulting with and receiving the advice of outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Seller Parent’s stockholders under California law, then the Seller Parent may, at any time prior to obtaining the Seller Stockholder Approval (but in no event after obtaining the Seller Stockholder Approval) and after providing Purchaser Parent not less than 48 hours written notice of its intention to take such actions, (A) furnish information with respect to the Seller Parent and its subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Seller Parent (which confidentiality agreement will have provisions regarding treatment of confidential information no less favorable to the Seller Parent in any material respect than the confidentiality agreement between the parties to this Agreement), provided that (1) such new confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Seller Parent and (2) the Seller Parent advises Purchaser Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Seller Parent delivers to Purchaser Parent all such information not previously provided to Purchaser Parent, (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal and (C) enter into the confidentiality agreement contemplated by clause (A) of this proviso. The Seller Parent shall take all action necessary to enforce each confidentiality, standstill or similar agreement to which the Seller Parent or any of its subsidiaries is a party or by which any of them is bound (in each case, other than any such agreement with Purchaser Parent). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 10.4(a) by the Sellers or their respective Representatives shall be deemed to be a breach of this Section 10.4(a) by the Seller Parent.

(b) In addition to the other obligations of the Seller Parent set forth in this Section 10.4, Seller Parent shall promptly advise Purchaser Parent, orally and in writing, and in no event later than the later of 48 hours or one business day after receipt, if any proposal, offer, inquiry or other contact is initially received by, any information is initially requested from, or any discussions or negotiations are sought to be initiated or continued with, the Seller Parent in respect of any Takeover Proposal, and shall, in any such notice to Purchaser Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Purchaser Parent fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Seller Parent shall provide Purchaser Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c) Except as expressly permitted by this Section 10.4(c), neither the Board of Directors of Seller Parent nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser Parent, the Seller Board Recommendation or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize Seller Parent or any of its subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 10.4(a)) (each, a “Seller Acquisition Agreement”). Notwithstanding the foregoing or any other provision of this Agreement, (x) the Board of Directors of the Seller Parent may withdraw or modify the Seller Board Recommendation, or recommend a Takeover Proposal, if such Board determines in good faith, after reviewing applicable provisions of California law and after consulting with and receiving advice from outside counsel, that the failure to make such withdrawal, modification or recommendation would be inconsistent with its fiduciary duties to the Seller Parent’s shareholders under California law and (y) if the Board of Directors of Seller Parent receives an unsolicited, bona fide written Takeover Proposal that was made in circumstances not involving a breach of this Agreement and that such Board determines in good faith constitutes a Superior Proposal, the Board of Directors of Seller Parent may, in response to such Superior Proposal and within the five business day period described below, cause Seller Parent to enter into a definitive agreement with respect to such Superior Proposal but only if Seller Parent shall have concurrently with entering into such definitive agreement terminated this Agreement pursuant to Section 8.1(d) and prior thereto or concurrently therewith paid the Termination Fee required pursuant to Section 8.3, but in any event only after the fifth business day following Purchaser Parent’s receipt of written notice (the “Notice”) from the Seller Parent advising Purchaser Parent that the Board of Directors of Seller Parent is prepared to enter into a definitive agreement with respect to such Superior Proposal and terminate this Agreement (it being understood that Seller Parent shall be required to deliver a new Notice in respect of any revised Superior Proposal (other than immaterial revisions) from such third party or its Affiliates that Seller Parent proposes to accept, attaching the most current version of such agreement to such Notice (which version shall be updated on a current basis), and only if, during such five business day period, Seller Parent and its Representatives shall have negotiated in good faith with Purchaser Parent and Purchaser Parent’s Representatives to make such adjustments in the terms of this Agreement as would enable Purchaser Parent to proceed with the Transactions on such adjusted terms and, at the end of such five business day period, after taking into account any such adjusted terms as may have been proposed by Purchaser Parent in writing (and not withdrawn) since its receipt of such Notice, the Board of Directors of the Company has again in good faith made the determination referred to above in this clause (y).

(d) For purposes of this Agreement:

(i) “Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Purchaser Parent or any Affiliate and relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of more than 50% of the Purchased Assets, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of more than 50% of any class of equity securities of any of the Sellers, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning more than 50% of any class of equity securities of the Sellers or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving any of the Sellers; in each case, other than the Transactions.

(ii) “Superior Proposal” means a Takeover Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Seller Parent or all or substantially all of the Purchased Assets, made by a third party, which is not subject to a financing contingency and which is otherwise on terms and conditions which the Board of Directors of the Seller Parent determines in its good faith judgment (after consultation with a financial advisor of national reputation) to be more favorable to the Seller Parent’s shareholders from a financial point of view than the Transactions, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent Purchaser in writing (and not withdrawn) and the relative ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals) as compared to the ability of the Purchaser Parent to consummate the Transactions.

Section 10.5. Noncompetition, Nonsolicitation, and Confidentiality. From and after the Closing:

(a) Noncompetition. In consideration of the mutual covenants provided for herein to each of the Sellers at the Closing, Seller Parent shall not and shall cause each other Seller and its and their respective Affiliates not to engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative, or otherwise) during the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date directly in any business that commercially manufactures, sells or markets products that have substantially the same functional attributes of the products of the Business as at the Closing Date. The Parties hereto agree that the covenant set forth in this Section 10.5 is reasonable with respect to its duration, geographical area, and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 10.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(b) The covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county, city and state of any geographic area where any business is carried on by Purchasers and their subsidiaries. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or portions thereof) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 10.5 are deemed to exceed the time, geographic or scope limitations permitted by Applicable Law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by Applicable Laws.

(c) Nonsolicitation. Seller Parent agrees that, during the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (the “Nonsolicitation Period”), it shall not and shall cause each other Seller and its and their respective Affiliates not to (i) directly or indirectly contact, approach, or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any Person employed by the Sellers in the Business immediately prior to the Closing Date who becomes an employee of a Purchaser immediately following the Closing Date, without the prior written consent of the Purchaser Parent, and (ii) induce or attempt to induce any customer or other business relation of the Sellers into any business relationship which might materially harm any of the Purchasers.

(d) Confidentiality. After the Closing Date, Seller Parent shall and shall cause each other Seller and its and their respective Affiliates to treat and hold as confidential any information concerning the Business of the Sellers (including, without limitation, all Proprietary Rights included in the Purchased Assets) that is not already generally available to the public (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement, and at any time upon the reasonable request of the Purchaser Parent deliver promptly to the Purchaser Parent or destroy, at the request and option of the Purchaser Parent, all tangible embodiments (and all copies) of the Confidential Information which are included within the Purchased Assets and which are in its possession or under its control following the Closing Date. In the event that after the Closing Date any Seller, or any of its Affiliates, is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller Parent shall notify the Purchaser Parent promptly of the request or requirement so that the Purchaser Parent may seek an appropriate protective order or waive compliance with the provisions of this Section 10.5(d). If, in the absence of a protective order or the receipt of a waiver hereunder, a Seller or any of its Affiliates is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, such Seller or its Affiliate may disclose the Confidential Information to the tribunal; provided that such Seller shall (and it will cause its Affiliates to) use its reasonable Best Efforts to obtain, at the request and sole cost and expense of the Purchaser Parent, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser Parent shall designate.

Section 10.6. Transition Services Agreements. Seller Parent and Purchaser Parent shall negotiate in good faith prior to the Closing a transition services agreement reflecting the parameters set forth in the Transition Services Parameters attached hereto as Schedule 10.6.

Section 10.7. Transition Services Agreement. Seller Parent and Purchaser Parent shall negotiate in good faith transition services agreements relating to the ODU business unit and the EMS business unit with respect to the matters described in Schedule 10.7.

Section 10.8. Financial Statements. As promptly as reasonably practicable after the date of this Agreement, Seller Parent shall provide to Purchaser Parent the combined financial statements of the Sellers required for inclusion in the Purchaser Parent’s Current Report on Form 8-K, and such financial statements (a) will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (b) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (c) will fairly present the combined financial position of the Sellers at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements will be subject to normal and recurring year-end adjustments which are not expected to be material in amount.

Section 10.9. Nasdaq National Stock Market. Purchaser Parent shall use its reasonable Best Efforts to cause the shares of Purchaser Common Stock to be issued hereunder to be approved for listing on the Nasdaq National Stock Market, subject to official notice of issuance, contemporaneous with the effective time of registration of such shares under the Securities Act.

Section 10.10. Certain Filings; Reasonable Efforts.

(a) Subject to the terms and conditions herein provided, each of the parties hereto will use all reasonable efforts and due diligence to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective the Transactions, including using all reasonable efforts and due diligence to do the following: (i) cooperate in the preparation of any filings that may be required under the HSR Act, the WARN Act and any filings under similar notification laws or regulations of foreign Governmental Entities; (ii) obtain consents of all third parties and Governmental Entities necessary, proper, advisable or reasonably requested by Purchaser Parent or the Seller Parent, for the consummation of the Transactions; (iii) contest any legal proceeding relating to the Transactions; and (iv) execute any additional instruments necessary to consummate the Transactions. Subject to the terms and conditions of this Agreement, Purchaser Parent agrees to use its reasonable Best Efforts to cause the Closing Date to occur as soon as reasonably practicable after the conditions set forth in Section 4.2 have been satisfied or waived. If at any time after the Closing Date any further action is reasonably necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

(b) Purchaser Parent and the Seller Parent will reasonably consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act, or any other foreign, federal or state antitrust, competition or fair trade law. In this regard, each party hereto shall promptly inform the other of any material communication between such party and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the SEC or any other federal, foreign or state antitrust or competition Governmental Entity regarding the Transactions. Nothing in this Agreement, however, shall require or be construed to require any party hereto to sell or divest any assets or business or to restrict any business operations in order to obtain the consent or successful termination of any review of any such Governmental Entity regarding the Transactions.

Section 10.11. Additions to and Modification of Disclosure Schedule. Concurrently with the execution and delivery of this Agreement, each Party has delivered a Disclosure Schedule that includes all of the information required by the relevant provisions of this Agreement. In addition, either Party may deliver to the other party such additions to or modifications of any Sections of the Disclosure Schedule necessary to make the information set forth therein true, accurate and complete in all material respects as soon as practicable after such information is available to such Party after the date of execution and delivery of this Agreement and prior to the Closing and, solely in cases where the additions or modifications of any Sections of the Disclosure Schedule disclose matters which the Party making such disclosures does not have Knowledge of such matters as of the date hereof, such disclosures shall be deemed to constitute an exception to the representations and warranties of such Party under this Agreement; provided, that any such additional disclosure by Sellers shall not affect the ability of Purchaser Parent to terminate this Agreement pursuant to Section 8.1(c)(i) provided that Purchaser Parent seeks to terminate this Agreement pursuant to Section 8.1(c)(i) within ten business days of receipt of such disclosure; and provided, further, that any such additional disclosure by Purchasers shall not affect the ability of Seller Parent to terminate this Agreement pursuant to Section 8.1(d)(i) provided that Seller Parent seeks to terminate this Agreement pursuant to Section 8.1(d)(i) within ten business days of receipt of such disclosure.

Section 10.12. Access to Employees. The Seller Parent shall provide Purchaser Parent with reasonable access to employees of each of the Sellers who work principally in the Business during normal working hours following the date of this Agreement and prior to the Closing Date to provide information to such employees about Purchasers and such employees’ continued employment. All communications by Purchaser Parent with employees of the Sellers shall be conducted in a manner that shall not disrupt or interfere with the efficient and orderly operation of the Business.

Section 10.13. REMEC Name. Following the Closing Date, Seller Parent shall not and shall cause each of the other Sellers not to transfer, license or otherwise grant the right to use the “REMEC” name, in any manner, to any Person, other than the Purchasers, engaged directly or indirectly in any business that commercially manufactures, sells or markets products that have substantially the same functional attributes of the products of the Business as at the Closing Date.

Section 10.14. Immigration Matters. With regard to matters occurring after the Closing Date only, Purchasers agree to assume all the immigration related rights, obligations, and liabilities of the Sellers in relation to foreign nationals employed by the Sellers in nonimmigrant status in connection with the operation of the Business; provided, that the Purchasers shall not assume any such liabilities arising out of any violation by the Sellers of Applicable Law. The terms and conditions of employment of such foreign national employees by the Purchasers shall, to the extent such terms and conditions relate to or otherwise affect such employees’ nonimmigrant status, remain the same as the current terms and conditions of employment of such employees by the Sellers; provided, that, nothing contained herein shall obligate the Purchasers to employ or retain any such employee following the Closing Date.

Section 10.15. License to REMEC Name. Effective and conditioned upon the Closing, Seller Parent hereby grants to Purchasers a perpetual, non-exclusive, worldwide, fully-paid, royalty-free license to reproduce and use the “REMEC” name and all related trademarks held by the Seller Parent, in connection with Purchasers’ repair of products in connection with the Business that were sold by Sellers prior to the Closing. In addition, effective and conditioned upon the Closing, Seller Parent hereby grants to Purchasers a limited non-exclusive, worldwide, fully-paid, royalty-free license to reproduce and use the “REMEC” name and all related trademarks held by the Seller Parent in connection with Purchaser’s sale of products out of existing inventory included in the Purchased Assets, which license shall terminate nine (9) months from the Closing Date, unless extended upon mutual agreement of Seller Parent and Purchaser Parent. In addition to the foregoing, Seller Parent shall cause each of the other Sellers to honor the licenses granted to Purchasers pursuant to this Section 10.15.

Section 10.16. Computer Software and Hardware Licenses. Following the date hereof and prior to the Closing Date, Purchaser Parent and Seller Parent shall evaluate the computer software and hardware licenses set forth on Schedule 2.1(i) hereto and shall mutually agree upon which portion(s) of such licenses (if not the entire license) shall be assigned to Purchasers to ensure that the Purchasers shall have sufficient access to the software and hardware that is subject to such licenses, to the extent required to enable Purchasers to conduct the Business in the same manner as it was conducted prior to the Closing Date.

Section 10.17. VAT Receivables. Following the date hereof, Purchaser Parent shall use its Best Efforts to assist Sellers in the recovery of any VAT amounts that have been paid by Sellers with respect to products sold by Sellers prior to the Closing Date and which amounts have not been collected by Sellers as of the Closing Date.

ARTICLE XI — MISCELLANEOUS

Section 11.1. Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by the Purchaser Parent and the Seller Parent. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective by itself to modify, amend, or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

Section 11.2. Notices. All notices, demands, and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given, (a) when received if given in person, (b) on the date of electronic confirmation of receipt if sent by telex or facsimile, (c) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (d) one day after being deposited with a reputable overnight courier. Notices, demands, and communications to the Parties shall, unless another address is specified in writing, be sent to the address or facsimile number indicated below:

Notices to the Sellers:

REMEC, Inc.

3790 Via de la Valle

Del Mar, CA 92014

Attention: Chief Executive Officer

Facsimile: (858) 847-0265

with a copy to:

Heller Ehrman White & McAuliffe LLP

2775 Sand Hill Road

Menlo Park, California 94025

Attention: Richard A. Peers, Esq.

Facsimile: (650) 324-0638

Notices to the Purchaser:

Powerwave Technologies, Inc.

1801 E. St. Andrew Place

Santa Ana, California 92705.

Attention: Chief Executive Officer

Facsimile: (714) 466-5801

with a copy to:

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

Attention: Mark L. Skaist, Esq.

Facsimile: (949) 725-4100

Section 11.3. Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties; provided that the Purchaser Parent may at any time before the Closing, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its direct or indirect subsidiaries for tax or structuring purposes; provided further that the Purchaser Parent shall nonetheless remain as Purchaser Parent hereunder and shall remain liable for all of its obligations hereunder.

Section 11.4. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

Section 11.5. Rules of Construction.

(a) All references in this Agreement to “dollars” or “$” shall mean United States dollars.

(b) References to any United States legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall, in respect of any jurisdiction other than the State of California, be deemed to include that which most nearly approximates in that jurisdiction the United States legal term.

(c) Where it is necessary to determine whether a monetary limit or threshold set forth in Section 9 has been reached or exceeded (as the case may be) and the value of any of the relevant claims is expressed in a currency other than United States dollars, the value of each such claim shall be translated into United States dollars at the then applicable exchange rate for such currency on the date of receipt of written notification of the existence of such claim.

(d) In the event there is any conflict between the terms of this Agreement and the terms of any ancillary agreement, the terms of this Agreement shall prevail.

(e) “Include(s)” or “including” means “include(s), without limitation” or “including, without limitation,” as the case may be, and the language following “include(s)” or “including” shall not be deemed to set forth an exhaustive list.

(f) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or in the event that a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.6. Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

Section 11.7. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

Section 11.8. Governing Law; Jurisdiction. All questions concerning the construction, validity, and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the state or federal courts of the State of Delaware for any litigation, proceeding or action arising out of or relating to this Agreement and the Transactions (and agrees not to commence any litigation, proceeding or action relating thereto except in such courts). Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation, proceeding or action arising out of this Agreement or the Transactions in the state or federal courts of the State of Delaware and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation, proceeding or action brought in any such court has been brought in an inconvenient forum. Each party hereto hereby consents to process being served in any such litigation, proceeding or action by the mailing of a copy thereof to the address set forth in Section 11.2 hereof below its name and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this paragraph shall affect or eliminate any right to serve process in any other manner contemplated by Applicable Law.

Section 11.9. Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any person, other than the Parties and their respective successors and assigns, any rights or remedies under or by virtue of this Agreement.

Section 11.10. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 11.11. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.

POWERWAVE TECHNOLOGIES, INC.

By:	/s/ Kevin T. Michaels
Print Name:	Kevin T. Michaels
Its:	CFO

REMEC, INC.

By:	/s/ Thomas H. Waechter
Print Name:	Thomas H. Waechter
Its:	CEO and President